Registration Nos. 333-    , 333-     -01,
                                                 333-    -02 and 333-   03
          =================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                               ------------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                             ----------------------------
                          THE WASHINGTON WATER POWER COMPANY
                (Exact name of registrant as specified in its charter)

                 WASHINGTON                       91-0462470
      (State or other jurisdiction of             (I.R.S. Employer
       incorporation or organization)              Identification No.)

                               1411 East Mission Avenue
                              Spokane, Washington 99202
                                    (509) 489-0500
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           WASHINGTON WATER POWER CAPITAL I
                          WASHINGTON WATER POWER CAPITAL II
                          WASHINGTON WATER POWER CAPITAL III
           (Exact name of each registrant as specified in Trust Agreements)

                  DELAWARE                        EACH TO BE APPLIED FOR
      (State or other jurisdiction of         (I.R.S. Employer Identification
       incorporation or organization of                    Nos.)
             each registrant)

                        C/O THE WASHINGTON WATER POWER COMPANY
                               1411 EAST MISSION AVENUE
                              SPOKANE, WASHINGTON 99202
                                    (509) 489-0500
            (Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)
                           --------------------------------

    J.E. ELIASSEN, Senior Vice President          J. ANTHONY TERRELL
         & Chief Financial Officer                KEVIN STACEY
     The Washington Water Power Company           Reid & Priest LLP
          1411 East Mission Avenue                40 West 57th Street
         Spokane, Washington 99202                New York, New York 10019
               (509) 489-0500                     (212) 603-2000
             (Name and address, including zip code, and telephone number, including area code, of agents for service)

                          ---------------------------------

                   It is respectfully requested that the Commission
              send copies of all notices, orders and communications to:
                               John E. Baumgardner, Jr.
                                 Sullivan & Cromwell
                                   125 Broad Street
                               New York, New York 10004

             Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

             If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     ========================================================================

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

             If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      -----------------------------------------

                           CALCULATION OF REGISTRATION FEE
     =========================================================================

                                       PROPOSED     PROPOSED
     TITLE                             MAXIMUM      MAXIMUM
     OF EACH CLASS      AMOUNT         OFFERING     AGGREGATE
     OF SECURITIES      TO BE          PRICE        OFFERING      AMOUNT OF
     TO BE              REGISTERED     PER UNIT     PRICE(1)      REGISTRATION
     REGISTERED         (1)            (1)(2)(3)    (2)(3)        FEE (2)
     -------------------------------------------------------------------------
     WASHINGTON
     WATER POWER
     CAPITAL I, II
     AND III
     PREFERRED
     SECURITIES  . .
     ------------------------------------------------------------------------
     THE WASHINGTON
     WATER POWER
     COMPANY
     GUARANTEES WITH
     RESPECT TO
     WASHINGTON
     WATER POWER
     CAPITAL I, II
     AND III
     PREFERRED
     SECURITIES AND
     THE WASHINGTON
     WATER POWER
     COMPANY
     OBLIGATIONS
     WITH RESPECT TO
     SUCH PREFERRED
     SECURITIES
     UNDER AN
     INDENTURE AND
     AN AMENDED AND
     RESTATED
     DECLARATION OF
     TRUST(4)  . . .
     -------------------------------------------------------------------------
     THE WASHINGTON
     WATER POWER
     COMPANY
     SUBORDINATED
     DEBT
     SECURITIES . . .
     -------------------------------------------------------------------------
     TOTAL  . . . . .   $150,000,000      100%      $150,000,000   $45,455.00
     =========================================================================
     (1) Includes such indeterminate number of Preferred Securities of Washington Water Power Capital I, Washington Water Power
             Capital II and Washington Water Power Capital III (each, a "Trust") and such indeterminate principal amount of Subordinated Debt Securities of The Washington Water Power Company as may from time to time be issued at indeterminate prices. Subordinated Debt Securities may be issued and sold to any Trust, in which event such Subordinated Debt
             Securities may later be distributed to the holders of Preferred Securities upon a dissolution of such Trust and the distribution of the assets thereof.

     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The aggregate public offering price of the Preferred Securities of the Trusts and the Subordinated Debt Securities of The Washington Water Power Company registered hereby will not exceed $150,000,000.

     (3)     Exclusive of accrued interest and dividends, if any.

     (4) Includes the rights of the holders of the Preferred Securities under the Guarantees and certain back-up undertakings, comprised of the obligations of The Washington Water Power Company to provide certain indemnities in respect of, and pay and be responsible for certain costs, expenses, debts and liabilities of, each Trust and such obligations as set forth in the Expense Agreement relating to each Trust and the Indenture, in each case as further described in the Registration Statement. The Guarantees, when taken together with The Washington Water Power Company's obligations under the Subordinated Debt Securities, the Indenture, the Amended and Restated Declaration of Trust of each Trust and the Expense Agreement relating to each Trust, will effectively provide a full and unconditional guarantee, on a subordinated basis, by The Washington Water Power Company of payments due on the Preferred Securities. No separate consideration will be received for any Guarantees or such back-up obligations.

             The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          Information contained in this prospectus supplement and the accompanying prospectus is subject to completion or amendment.
          A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                     SUBJECT TO COMPLETION, DATED ________, 199_
           PRELIMINARY PROSPECTUS SUPPLEMENT (To Prospectus dated _______,
          199_)

                          ___________ PREFERRED SECURITIES

                          WASHINGTON WATER POWER CAPITAL I

                  _____% TRUST ORIGINATED PREFERRED SECURITIES,SM
                                SERIES A ("TOPrSSM")
                   (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                       FULLY AND UNCONDITIONALLY GUARANTEED BY

                          THE WASHINGTON WATER POWER COMPANY
                                   _______________

          The _____% Trust Originated Preferred Securities,SM Series A (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Washington Water Power Capital I, a statutory business trust formed under the laws of the State of Delaware ("Washington Water Power Capital" or the "Trust"). The Washington Water Power Company, a Washington corporation (the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of Washington Water Power Capital. Washington Water Power Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of _____% Junior Subordinated Deferrable Interest Debentures, Series A, due 20__ (the "Subordinated Debt Securities") of the Company. The Subordinated Debt Securities and the Preferred Securities and the related Preferred Securities Guarantees in respect of which this Prospectus Supplement is being delivered shall be referred to herein as the "Offered Securities." The Subordinated Debt Securities when issued will be unsecured obligations of the Company and will be subordinate and junior in right of payment to certain other indebtedness of the Company, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.
                                                   (continued on next page)

                                   _______________

          SEE "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

          Application will be made to list the Preferred Securities on the New York Stock Exchange (the "NYSE"). If approved, trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."
                                   _______________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
          OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
          OFFENSE.
          -------------------------------------------------------------------
                               INITIAL PUBLIC                      PROCEEDS
                                  OFFERING       UNDERWRITING         TO
                                  PRICE(1)       COMMISSION(2)    TRUST(3)(4)
          -------------------------------------------------------------------
           Per Preferred
           Security  . . . . .       $               (3)            $
          -------------------------------------------------------------------
           Total . . . . . . .       $               (3)            $
          ===================================================================

          (1) Plus accrued distributions, if any, from _____________, 199_.
          (2) Washington Water Power Capital and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
          (3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debt Securities, the Company has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds $.____ per Preferred Security (or $_________ in the aggregate); provided, however, that such compensation for sales of 10,000 or more Preferred Securities to a single purchaser will be $.__ per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
          (4) Expenses of the offering which are payable by the Company are estimated to be $_______.

          The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about ______, 199_.
                                   _______________

                                 MERRILL LYNCH & CO.

             The date of this Prospectus Supplement is ___________, 199_.

          SM "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

          (continued from previous page)

            Holders of the Preferred Securities are entitled to receive cumulative cash distributions at a rate of ____% per annum of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing ________ __, 199_ ("distributions"). The payment of distributions out of moneys held by Washington Water Power Capital and payments on liquidation of Washington Water Power Capital or the redemption of Preferred Securities, as set forth below, are guaranteed by the Company (the "Guarantee") to the extent described herein and under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Guarantee covers payments of distributions and other payments on the Preferred Securities only if and to the extent that Washington Water Power Capital has funds available therefor, which will not be the case unless the Company has made a payment of interest or principal or other payments on the Subordinated Debt Securities held by Washington Water Power Capital as its sole asset. The Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Indenture (as defined herein), the Declaration and the Expense Agreement (as defined in the accompanying Prospectus), effectively provide a full and unconditional guarantee, on a subordinated basis, of amounts due on the Preferred Securities. See "Risk Factors - Rights Under the Guarantee; Limitation as to Funds Available to the Trust" herein. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company. The obligations of the Company under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined in the accompanying Prospectus) of the Company, which aggregated approximately $814 million at September 30, 1996, and rank pari passu with the obligations to or rights of the Company's other general unsecured creditors. The Subordinated Debt Securities purchased by the Trust may be subsequently distributed pro rata to holders of the Preferred Securities and Common Securities in connection with the dissolution of the Trust, upon the occurrence of certain events.

            The distribution rate and the distribution payment date and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment date and other payment dates on the Subordinated Debt Securities, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debt Securities, no amounts will be paid on the Preferred Securities. If the Company does not make principal or interest payments on the Subordinated Debt Securities, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

            So long as the Company shall not be in default in the payment of interest on the Subordinated Debt Securities, the Company has the right to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities at any time for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon, to the extent permitted by applicable law, at a rate of ______% per annum compounded quarterly, and during any Extension Period, holders of Preferred Securities will be required to include income in the form of original issue discount ("OID") in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities. See "Risk Factors - Option to Extend Interest Payment Period;" "Description of the Subordinated Debt Securities - Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Considerations - Original Issue Discount" herein.

            The Subordinated Debt Securities are redeemable by the Company, in whole or in part, from time to time, on or after ________ __, 20__, or, in whole but not in part, at any time in certain circumstances upon the occurrence of a Tax Event (as defined herein). If the Company redeems Subordinated Debt Securities, the Trust must redeem on a pro rata basis Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities - Redemption" herein. The Preferred Securities will be redeemed upon maturity of the

          Subordinated Debt Securities. In addition, upon the occurrence of a Tax Event arising from a change in law or a change in legal interpretation regarding tax matters, unless the Subordinated Debt Securities are redeemed at the option of the Company, the Trust shall be dissolved, with the result that the Subordinated Debt Securities will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. See "Description of the Preferred Securities - Tax Event Redemption or Distribution" herein. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use all reasonable efforts to have the Subordinated Debt Securities listed on the NYSE or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities - Tax Event Redemption or Distribution" and "Description of the Subordinated Debt Securities" herein.

            In the event of the involuntary or voluntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Subordinated Debt Securities are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities - Liquidation Distribution Upon Dissolution" herein.

            The Preferred Securities will be represented by one or more global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Preferred Securities - Book-Entry Only Issuance - The Depository Trust Company" herein.

            IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                          THE WASHINGTON WATER POWER COMPANY
                      SELECTED HISTORICAL FINANCIAL INFORMATION

            The following table, which is presented solely to furnish limited introductory information regarding the Company, sets forth selected historical financial information with respect to the Company and its consolidated subsidiaries for the periods indicated. This information is qualified in its entirety by reference to the detailed information and financial statements and notes thereto included in the documents which are incorporated herein by reference and should be read together therewith. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The selected historical financial information for each of the five years in the period ended December 31, 1995, has been derived from the audited consolidated financial statements of the Company.


                            DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS
                    ----------------------------------------------------------
                        TWELVE
                     MONTHS ENDED
                      SEPTEMBER
                         30,                  YEARS ENDED DECEMBER 31,
                    -------------     ----------------------------------------
                    1996     1995     1995     1994     1993     1992     1991
                    ----     ----     ----     ----     ----     ----     ----

  FINANCIAL DATA

  Total
  Revenues ...... $ 903.9    705.2    755.0    670.8    640.6    557.8    566.8

  Income Before
  Income Taxes ..   160.3    128.7    139.5    121.9    125.3    113.6    108.7

  Net Income ....   101.8     81.2     87.1     77.2     82.8     74.7     72.2

  Earnings per
  Share of
  Common Stock ..     1.67     1.32     1.41     1.28     1.44     1.37     1.34


  Net Utility
  Plant ........  1,380.0  1,342.2  1,357.4  1,329.0  1,254.0  1,191.2  1,144.6

  Total Assets .  2,114.5  2,000.8  2,098.9  1,994.3  1,837.8  1,534.0  1,521.5

  Long-Term
  Debt .........    727.1    688.5    738.3    721.1    647.2    596.9    633.4

  Total Common
  Equity .......    719.9    699.0    717.1    677.5    634.4    587.0    532.1


   Net Cash
   Provided By
   Operating
   Activities ..    182.3    137.7    132.2    144.8    151.8    137.9    135.3

   Capital
   Expenditures
   and
   Investments ..   124.9    111.6     87.9    182.9    139.7    109.7    161.1

   Ratio of
   Earnings to
   Fixed
   Charges* ....      3.41     3.10     3.22     3.24     3.45     3.08     2.96

            *For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary items and cumulative effect of changes in accounting principle, plus fixed charges (excluding capitalized interest and the portion of the preferred dividend requirements of a subsidiary not previously deducted from pretax income, but including amortization of amounts previously capitalized), less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, that portion of rental expense which the Company believes to be representative of interest and the amounts accrued to cover the preferred stock dividend requirements of a subsidiary. A statement setting forth the computation of the unaudited ratios of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part.

     Business  . . . . . . .            Primarily an electric and natural
                                        gas utility.

     Service Area  . . . . .            Electric and natural gas service
                                        in a 26,000 square mile area in
                                        eastern Washington and northern
                                        Idaho with a population of
                                        approximately 765,000.  Natural
                                        gas service is also provided in a
                                        4,000 square mile area in
                                        northeast and southwest Oregon and
                                        in the South Lake Tahoe region of
                                        California with a population of
                                        approximately 460,000.

     Customers at Year-End**            Electric 290,000, Gas 224,000

     Income from Operations**           Electricity 80%, Natural Gas 13%,
                                        Non-Utility 7%

     Total Electric Energy Sources**    Hydro: Company-Owned 34%, Long-Term
                                        Purchases 10%
                                        Thermal: 21%
                                        Other Purchases and Exchanges: 35%

     **Twelve Months Ended December 31, 1995

                                     RISK FACTORS

            Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

          OBLIGATIONS UNDER THE GUARANTEE AND SUBORDINATED DEBT SECURITIES ARE UNSECURED AND SUBORDINATE TO SENIOR INDEBTEDNESS

            The Company's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company. The obligations of the Company under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company and rank pari passu with obligations to or rights of the Company's other general unsecured creditors. As of September 30, 1996, Senior Indebtedness aggregated approximately $814 million. There are no terms in the Preferred Securities, the Subordinated Debt Securities or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debt Securities and the Guarantee. See "Description of the Preferred Securities Guarantees - Status of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus and "Description of the Subordinated Debt Securities - Subordination" herein.

          RIGHTS UNDER THE GUARANTEE; LIMITATION AS TO FUNDS AVAILABLE TO THE TRUST

            The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wilmington Trust Company will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

            The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor,
          (ii) the Redemption Price with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of the Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Notwithstanding the foregoing, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights to receive payment under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Subordinated Debt Securities or otherwise, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. In such event, the Institutional Trustee (as defined herein), as registered holder of the Subordinated Debt Securities, would be entitled to exercise its rights against the Company pursuant to the terms of the Subordinated Debt Securities, and a holder of Preferred Securities would be entitled to institute directly a proceeding for enforcement of payment to such holder of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Subordinated Debt Securities. See "Description of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

          OPTION TO EXTEND INTEREST PAYMENT PERIOD

            So long as no Indenture Event of Default (as defined herein) has occurred and is continuing, the Company has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue, despite such deferral, with interest thereon compounded quarterly) by the Trust during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters from the last Interest Payment Date (as defined herein) to which interest was paid in full, and such period may not extend beyond the maturity of the Subordinated Debt Securities. In the event that the Company exercises this right to defer interest payments, the Company shall not (a) declare or pay any dividend on, or make any distribution or liquidation payment with respect to, or redeem or purchase any of its capital stock, (b) make any payment of principal, premium, if any, or interest, if any, on or repay, repurchase or redeem any debt securities (including other Subordinated Debt Securities) issued by the Company that rank pari passu with or junior in right of payment to the Subordinated Debt Securities or (c) make any guarantee payments with respect to the foregoing, other than pursuant to the Preferred Securities Guarantees (as defined in the accompanying Prospectus)); provided, however, that nothing herein shall be deemed to prohibit (i) dividends or distributions payable in shares of the Company's capital stock, (ii) reclassification of the Company's capital stock or exchange or conversion of shares of one class or series of the Company's capital stock into shares of another class or series of the Company's capital stock, (iii) purchases or other acquisitions of fractional interests in shares of the Company's capital stock and
          (iv) purchases or other acquisitions of shares of the Company's capital stock in connection with the satisfaction by the Company of its obligations under any direct purchase, dividend reinvestment, customer purchase or employee benefit plans or under any contract or security requiring the Company to purchase shares of its capital stock. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, however, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities - Distributions" and "Description of the Subordinated Debt Securities - Option to Extend Interest Payment Period" herein.

            Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities would be required to accrue income as OID in respect of such deferred interest. As a result, each such holder of Preferred Securities would recognize income for United States federal income tax purposes in advance of the receipt of cash and would not receive the cash from Washington Water Power Capital if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debt Securities) may be more volatile than other securities the holders of which do not have such rights. See "Certain United States Federal Income Tax Considerations - Original Issue Discount" herein.

          ADVERSE EFFECT OF POSSIBLE TAX LAW CHANGES

            On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill"), the revenue portion of President Clinton's budget proposal, was released. The Bill would, among other things, generally treat as equity an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provision was proposed to be effective generally for instruments issued on or after December 7, 1995. If such provision were to apply to the Subordinated Debt Securities, the Company would be unable to deduct interest on the Subordinated Debt Securities. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of appropriate Congressional action. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Subordinated Debt Securities. If legislation were enacted limiting, in whole or in part, the deductibility by the Company of interest on the Subordinated Debt Securities for United States federal income tax purposes, such enactment could give rise to a Tax Event. A Tax Event would permit the Company either to distribute the Subordinated Debt Securities to holders of the Preferred Securities or to cause a redemption of the Preferred Securities, as described more fully under "Description of the Preferred Securities - Tax Event Redemption or Distribution" herein.

          TAX EVENT REDEMPTION OR DISTRIBUTION

            Upon the occurrence of a Tax Event, the Company shall have the right either (i) to dissolve the Trust, with the result that the Subordinated Debt Securities would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust; or (ii) to redeem the Subordinated Debt Securities, in whole but not in part, in lieu of a distribution of the Subordinated Debt Securities by the Trust, in which event the Trust will redeem the Trust Securities in whole. See "Description of the Preferred Securities - Tax Event Redemption or Distribution" herein.

            Under current United States federal income tax law, if the Trust is treated as a "grantor trust" at the time of distribution, a distribution of Subordinated Debt Securities upon the dissolution of Washington Water Power Capital would not be a taxable event to holders of the Preferred Securities. Upon occurrence of a Tax Event, however, a distribution of cash to holders of the Preferred Securities upon dissolution of Washington Water Power Capital would be a taxable event to such holders. See "Certain United States Federal Income Tax Considerations - Receipt of Subordinated Debt Securities or Cash Upon Liquidation of the Trust" herein.

            There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debt Securities that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debt Securities upon the occurrence of a Tax Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities - Tax Event Redemption or Distribution" and "Description of the Subordinated Debt Securities - General" herein.

          LIMITED VOTING RIGHTS

            Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Washington Water Power Trustees (as defined herein), which voting rights are vested exclusively in the holder of the Common Securities. See "Description of Preferred Securities - Voting Rights" herein.

          TRADING PRICE OF PREFERRED SECURITIES MAY NOT REFLECT VALUE OF ACCRUED BUT UNPAID INTEREST

            The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. Should an Extension Period occur, a holder who disposes of his Preferred Securities between record dates for payments of distributions thereon would be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest included in the holder's income as OID), a holder would recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain United States Federal Income Taxation Considerations - Original Issue Discount" and "- Sale, Exchange and Redemption of the Preferred Securities" herein.

                          THE WASHINGTON WATER POWER COMPANY

            The Company, which was incorporated in the State of Washington in 1889, primarily operates in the electric and natural gas utility business. As of January 1, 1996, the Company provides electricity and natural gas in a 26,000 square mile area in eastern Washington and northern Idaho with a population of approximately 765,000. The Company also provides natural gas service in northeast and southwest Oregon and the South Lake Tahoe region of California with a population of approximately 460,000. The Company has its principal offices at 1411 East Mission Avenue, Spokane, Washington 99202. Its telephone number is 509-489-0500.

            The Company's retail and wholesale businesses include the generation, purchase, transmission, distribution and sale of electric energy plus the purchase, transportation, distribution and sale of natural gas. In addition to its utility businesses, the Company owns Pentzer Corporation, parent company to the majority of the Company's non-utility businesses.

            At December 31, 1995, the Company's employees included 1,390 people in its utility operations and 1,240 people in its majority-owned non-utility businesses. The Company's corporate headquarters are in Spokane, Washington, which serves as the Inland Northwest's center for manufacturing, transportation, health care, education, communication, agricultural and service businesses.

                            WASHINGTON WATER POWER CAPITAL

            Washington Water Power Capital is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of November 4, 1996, executed by the Company, as sponsor, and the trustees of Washington Water Power Capital (the "Washington Water Power Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on November 4, 1996. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities - Book-Entry Only Issuance - The Depository Trust Company" herein. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3 percent of the total capital of Washington Water Power Capital. Washington Water Power Capital exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the sale of the Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. Accordingly, the Subordinated Debt Securities will be the sole assets of the Trust, and payments under the Subordinated Debt Securities will be the sole revenue of the Trust. All of the Common Securities will be owned by the Company.

            Pursuant to the Declaration, the number of Washington Water Power Trustees will initially be three. Two of the Washington Water Power Trustees (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The third trustee will be a financial institution that maintains its principal place of business in the State of Delaware and is unaffiliated with the Company, which trustee will serve as institutional trustee under the Declaration (the "Institutional Trustee") and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. Initially, Wilmington Trust Company, a Delaware banking corporation, will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will act as Guarantee Trustee under the Guarantee and as Debt Trustee (as defined herein) under the Indenture. See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus and "Description of the Preferred Securities - Voting Rights" herein.

            The Institutional Trustee will hold title to the Subordinated Debt Securities for the benefit of the holders of the Trust Securities, and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Subordinated Debt Securities. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the

          Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Washington Water Power Trustee and to increase or decrease the number of the Washington Water Power Trustees. The Company will pay all fees and expenses related to Washington Water Power Capital and the offering of the Trust Securities. See "Description of the Preferred Securities Guarantees - Expense Agreements" in the accompanying Prospectus.

            The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities" herein.


                                 ACCOUNTING TREATMENT

            The financial statements of Washington Water Power Capital will be consolidated into the Company's consolidated financial statements, with the Preferred Securities shown in the Company's consolidated balance sheet as Company-Obligated Mandatorily Redeemable Preferred Securities of Washington Water Power Capital
          I. The footnotes to the Company's consolidated financial statements will reflect that the sole asset of the Trust will be $___________ principal amount of Subordinated Debt Securities of the Company. See "Capitalization" herein.

                                    CAPITALIZATION

            The following table sets forth the actual capitalization of the Company and its consolidated subsidiaries at June 30, 1996, and the "As Adjusted" column reflects the application of the estimated net proceeds from the sale of the Preferred Securities. See "Use of Proceeds" herein. The table should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                    At September 30,
                                                          1996
                                                  -----------------------
                                                   Actual    As Adjusted
                                                  --------  -------------
                                                   (dollars in millions)

           Common Stock - 200,000,000 shares
             authorized; shares outstanding:
             55,960,360  . . . . . . . . . . . .  $ 594.9   $

           Note Receivable from Employee Stock
             Ownership Plan  . . . . . . . . . .    (11.2)

           Capital Stock Expense and Other Paid-
             In Capital  . . . . . . . . . . . .    (10.1)

           Unrealized Investment Gain - Net  . .      10.1

           Retained Earnings . . . . . . . . . .     136.2
                                                  --------   ---------

           Total Common Equity . . . . . . . . .     719.9
                                                  --------   ---------

           Preferred Stock . . . . . . . . . . .     115.0
                                                  --------   ---------

           Company-Obligated Mandatorily
             Redeemable Preferred Securities of
             Washington Water Power Capital I  .     --
                                                             ---------

           Long-Term Debt  . . . . . . . . . . .     727.1
                                                  --------   ---------

            Total  . . . . . . . . . . . . . . .  $1,562.0   $
                                                  ========   =========

          (1) As described herein, the sole assets of the Trust will be the _____% Junior Subordinated Deferrable Interest Debentures, Series A, due 20__ of the Company with a principal amount of approximately $___________, and upon redemption of such debt, the Preferred Securities will be mandatorily redeemable.

                                   USE OF PROCEEDS

            The Trust will use all proceeds received from the sale of the Preferred Securities to purchase Subordinated Debt Securities from the Company. The Company intends to use the net proceeds from the issuance and sale of the Subordinated Debt Securities for any or all of the following purposes: (i) to fund a portion of the Company's construction, facility improvement and maintenance programs, (ii) to retire or exchange one or more outstanding series of its preferred stock, bonds or notes, (iii) to reimburse the Company's treasury for funds previously expended for these purposes and (iv) for other general corporate purposes.

                       DESCRIPTION OF THE PREFERRED SECURITIES

            The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, Wilmington Trust Company, will act as indenture trustee for the Preferred Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the description in the accompanying Prospectus, the Declaration (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part), the Trust Act and the Trust Indenture Act.

          GENERAL

            The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default (as defined herein), the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust.

            Pursuant to the Declaration, the Institutional Trustee will own the Subordinated Debt Securities purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Guarantee will be held by Wilmington Trust Company, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Subordinated Debt Securities except in the limited circumstances in which the holder may take Direct Action. See "- Voting Rights" and "- Declaration Events of Default" herein.

          DISTRIBUTIONS

            Distributions on the Preferred Securities will be fixed at a rate of ____% per annum of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate of ____% per annum thereof compounded quarterly. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

            Distributions on the Preferred Securities will be cumulative, will accrue from ______, 199_ and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing ________ __, 199_, when, as and if available for payment, by the Institutional Trustee, except as otherwise described below.

            So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue, despite such deferral, with interest thereon compounded quarterly) by the Trust during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters and such period may not extend beyond the maturity of the Subordinated Debt Securities. In the event that the Company exercises this right to defer interest payments, the Company shall not (a) declare or pay any dividend on, or make any distribution or liquidation payment with respect to, or redeem or purchase any of its capital stock, (b) make any payment of principal, premium, if any, or interest, if any, on or repay, repurchase or redeem any debt securities (including other Subordinated Debt Securities) issued by the Company that rank pari passu with or junior in right of payment to the Subordinated Debt Securities or (c) make any guarantee payments with respect to the foregoing, other than pursuant to the Preferred Securities Guarantees); provided, however, that nothing herein shall be deemed to prohibit (i) dividends or distributions payable in shares of the Company's capital stock, (ii) reclassification of the Company's capital stock or exchange or conversion of shares of one class or series of the Company's capital stock into shares of another class or series of the Company's capital stock, (iii) purchases or other acquisitions of fractional interests in shares of the Company's capital stock and (iv) purchases or other acquisitions of shares of the Company's capital stock in connection with the satisfaction by the Company of its obligations under any direct purchase, dividend reinvestment, customer purchase or employee benefit plans or under any contract or security requiring the Company to purchase shares of its capital stock. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, however, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debt Securities - Option to Extend Interest Payment Period" herein.
          If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

            Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has in the Property Account funds available for the payment of such distributions. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from the Company on the Subordinated Debt Securities. The payment of distributions out of moneys held by the Trust is guaranteed by the Company to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus.

            Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. The Regular Trustees shall have the right to select relevant record dates, which shall be at least one Business Day (as defined below) but less than 50 Business Days before the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in the City of Wilmington, Delaware and The City of New York are authorized or required by any applicable law to remain closed.

          REDEMPTION

            The Subordinated Debt Securities will mature on ________ __, 20__ and may be redeemed, in whole or in part, at any time on or after ________ __, 20__, or, in whole but not in part, at any time in certain circumstances upon the occurrence of a Tax Event. Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed at the Redemption Price; provided, however, that holders of Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on the redemption date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See "Description of the Subordinated Debt Securities - Redemption" in the accompanying Prospectus. In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "- Redemption Procedures" below.

          TAX EVENT REDEMPTION OR DISTRIBUTION

            "Tax Event" means the receipt by the Company of an opinion of counsel to the effect that, as a result of (a) any amendment to, clarification of or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action") or any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental agency or regulatory authority, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced, in each case, on or after the date of the original issuance of the Subordinated Debt Securities (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such amendment, clarification or change, subject to United States federal income tax with respect to income accrued or received on the Subordinated Debt Securities, (ii) the Trust is, or will be within 90 days of the date of such amendment, clarification or change, subject to more than a de minimis amount of taxes, duties or other governmental charges or (iii) interest payable on the Subordinated Debt Securities is not, or within 90 days of the date of such amendment, clarification or change will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

            If, at any time, a Tax Event shall occur and be continuing, the Company may, at its option, within 90 days following the occurrence of such Tax Event, (i) dissolve the Trust with the result that the Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, and having the same record date for payment as the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis, or (ii) upon not less than 30 nor more than 60 days' notice, redeem the Subordinated Debt Securities, in whole but not in part, for cash, and, following such redemption, redeem the Trust Securities at the Redemption Price; provided, however, that if at the time there is available to the Company or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event, by taking some ministerial action such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company or the Trust will pursue such measure in lieu of such dissolution and distribution or redemption.

            If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities upon termination of the Trust in accordance with the Declaration, the Company will use all reasonable efforts to cause the Subordinated Debt Securities to be listed on the NYSE or on such other securities exchange as the Preferred Securities are then listed.

            After the date for any distribution of Subordinated Debt Securities upon dissolution of the Trust, (i) the Preferred Securities will be deemed to no longer be outstanding and (ii) any certificates representing Preferred Securities will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, and having the same record date for payment as such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

          REDEMPTION PROCEDURES

            The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

            If the Trust gives a notice of redemption in respect of Preferred Securities, then, provided that the Company has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, upon presentation of the Preferred Securities, the Institutional Trustee will pay the relevant Redemption Price to the holder or holders of such Preferred Securities. See "-Book-Entry Only Issuance - The Depository Trust Company" for a more complete discussion of payment mechanics applicable so long as the Preferred Securities are held in book-entry form. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a

          Business Day, except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such redemption date. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust, or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

            In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the Institutional Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Institutional Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation amount of Preferred Securities of a denomination larger than $25. The Institutional Trustee shall notify the transfer agent and registrar in writing of the Preferred Securities selected for redemption, and in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the Declaration, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, or to the portion of the aggregate liquidation amount of Preferred Securities which has been or is to be redeemed.

            Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

          LIQUIDATION DISTRIBUTION UPON DISSOLUTION

            In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, and having the same record date for payment as the Preferred Securities, have been distributed on a pro rata basis to the holders of the Preferred Securities in exchange for such Preferred Securities.

            If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis.

            Pursuant to the Declaration, the Trust shall terminate (i) on ___________, 20__, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to file such certificate of cancellation, or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Subordinated Debt Securities in connection with the occurrence of a Tax Event, (v) upon the entry of a decree of a judicial dissolution of the Company or the Trust, or (vi) upon the redemption of all the Trust Securities.

          DECLARATION EVENTS OF DEFAULT

            An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, however, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

            If a Declaration Event of Default occurs and is continuing, the Institutional Trustee will have the right to enforce its rights against the Company as a holder of the Subordinated Debt Securities. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Preferred Securities has made a written request, such holder of record of Preferred Securities may institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities.

            Upon the occurrence of a Declaration Event of Default, the Institutional Trustee, as the sole holder of the Subordinated Debt Securities, will have the right under the Indenture to declare the principal of and interest on the Subordinated Debt Securities to be immediately due and payable. The Company and the Trust are each required to file annually with the Institutional Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

          VOTING RIGHTS

            Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantees - Modification of the Preferred Securities Guarantees; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

            Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Subordinated Debt Securities, to (i) exercise the remedies available to it under the Indenture as a holder of the Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under the Original Indenture (as defined herein), (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debt Securities where such consent shall be required. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of record of Preferred Securities has made a written request, such holder of record of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights under the Subordinated Debt Securities, to the fullest extent permitted by law, without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may, to the fullest extent permitted by law, directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the

          Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clause
          (i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not be treated as an association taxable as a corporation for United States federal income tax purposes.

            In the event the consent of the Institutional Trustee, as the holder of the Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class. The Institutional Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States federal income tax the Trust will not be treated as an association taxable as a corporation.

            A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

            Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debt Securities in accordance with the Declaration.

            Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

            Holders of the Preferred Securities will have no rights to appoint or remove the Washington Water Power Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

          MODIFICATION OF THE DECLARATION

            The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee), provided, however, that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities in any material respect, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, however, that if any amendment or proposal referred to in clause
          (i) above would so adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.

            Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as an association taxable as a corporation, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

          MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

            The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, the Institutional Trustee or the Delaware Trustee, merge, consolidate or amalgamate with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to a trust organized as such under the laws of any State of the United States; provided, however, that (i) if the Trust is not the survivor such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) the Company or any permitted successor guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, merge, consolidate or amalgamate with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to merge, consolidate or amalgamate with or into, or replace it, if such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease would cause the Trust or the Successor Entity to be treated as an association taxable as a corporation merge for United States federal income tax purposes.

          BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

            DTC will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

            DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

            Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

            To facilitate subsequent transfers, all Preferred Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

            Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

            Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

            Neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

            Distributions on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.

            DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Security certificates are required to be printed and delivered. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Preferred Securities will be printed and delivered.

            The above information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be reliable, but the Trust and the Issuer take no responsibility for the accuracy thereof.

            Except as provided herein, a Beneficial Owner of an interest in a global Preferred Securities certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

          REGISTRAR, TRANSFER AGENT AND PAYING AGENT

            Payments in respect of the Preferred Securities shall be made by check mailed to the address of the holder or holders entitled thereto as such address shall appear on the books and records of the Trust on the record date. See "- Book-Entry Only Issuance - The Depository Trust Company" for a more complete discussion of payment mechanics applicable so long as the Preferred Securities are held in book-entry form. The paying agent shall initially be Wilmington Trust Company. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the Regular Trustees. In the event that Wilmington Trust Company shall no longer be the paying agent, the Regular Trustees shall appoint a successor to act as paying agent (which shall be a bank or trust company).

            Wilmington Trust Company will act as registrar and transfer agent for the Preferred Securities.

            Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may reasonably require) in respect of any documentary stamp tax or other similar governmental charges which may be imposed in relation to it.

            The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

          INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

            The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; provided, however, that upon the occurrence of a Declaration Event of Default, no such provisions shall be taken to relieve the Institutional Trustee of its obligation to exercise its rights and powers under the Declaration. The Institutional Trustee also serves as trustee under the Guarantee and the Indenture.

          GOVERNING LAW

            The Declaration and the Preferred Securities will be governed by and construed in accordance with the laws of the State of Delaware.

          MISCELLANEOUS

            The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or treated as an association taxable as a corporation for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of the Company, that each of the Company and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

            Holders of the Preferred Securities have no preemptive rights.

                   DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

            Set forth below is a description of the specific terms of the Subordinated Debt Securities in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of ______ 1, 199_ (the "Original Indenture"), between the Company and Wilmington Trust Company, as Trustee (the "Debt Trustee"), (the Original Indenture, as amended and supplemented from time to time, is hereinafter referred to as the "Indenture"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.

            Under certain circumstances involving the dissolution of the Trust following the occurrence of a Tax Event, Subordinated Debt Securities may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities - Tax Event Redemption or Distribution" herein.

            If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities upon termination of the Trust in accordance with the Declaration, the Company will use all reasonable efforts to have the Subordinated Debt Securities listed on the NYSE or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

          GENERAL

            Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in the Subordinated Debt Securities issued by the Company. The Subordinated Debt Securities will bear interest at the rate of __% per annum of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing ________ __, 199_, to the persons in whose names the Subordinated Debt Securities are registered, subject to certain exceptions, as of the close of business on the Regular Record Date next preceding such Interest Payment Date. Each Subordinated Debt Security will be held in the name of the Institutional Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Interest that is in arrears for more than one quarter will bear additional interest on the amount thereof, to the extent permitted by law, at the rate of __% per annum thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments in arrears and Additional Interest (as defined below), as applicable.

            The Company will covenant, that, if at any time while the Institutional Trustee under the Declaration is the holder of the Subordinated Debt Securities, Washington Water Power Trust or the Institutional Trustee shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Subordinated Debt Securities such additional amounts as shall be required so that the net amounts received and retained by Washington Water Power Trust and the Institutional Trustee after paying such taxes, duties, assessments or other governmental charges will be equal to the amounts Washington Water Power Trust and the Institutional Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

            The Subordinated Debt Securities will be issued as a series of Subordinated Debt Securities under the Indenture. The Subordinated Debt Securities will mature on ________ __, 20__. The Subordinated Debt Securities will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the

          Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See "Description of the Subordinated Debt Securities - Subordination" in the accompanying Prospectus.

          OPTION TO EXTEND INTEREST PAYMENT PERIOD

            So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the Indenture at any time, and from time to time, to extend the interest payment period on the Subordinated Debt Securities to a period not exceeding 20 consecutive quarters from the last Interest Payment Date to which interest was paid in full, and such period may not extend beyond the maturity of the Subordinated Debt Securities. In the event that the Company exercises this right to defer interest payments, the Company shall not (a) declare or pay any dividend on, or make any distribution or liquidation payment with respect to, or redeem or purchase any of its capital stock, (b) make any payment of principal, premium, if any, or interest, if any, on or repay, repurchase or redeem any debt securities (including other Subordinated Debt Securities) issued by the Company that rank pari passu with or junior in right of payment to the Subordinated Debt Securities or (c) make any guarantee payments with respect to the foregoing, other than pursuant to the Preferred Securities Guarantees); provided, however, that nothing herein shall be deemed to prohibit (i) dividends or distributions payable in shares of the Company's capital stock,
          (ii) reclassification of the Company's capital stock or exchange or conversion of shares of one class or series of the Company's capital stock into shares of another class or series of the Company's capital stock, (iii) purchases or other acquisitions of fractional interests in shares of the Company's capital stock and
          (iv) purchases or other acquisitions of shares of the Company's capital stock in connection with the satisfaction by the Company of its obligations under any direct purchase, dividend reinvestment, customer purchase or employee benefit plans or under any contract or security requiring the Company to purchase shares of its capital stock. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, however, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debt Securities. Upon the termination of an Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Institutional Trustee, the Regular Trustees and the Debt Trustee written notice of (i) any election by the Company to initiate an Extension Period and the duration thereof, (ii) any election by the Company to extend an Extension Period beyond the date on which that Extension Period is then scheduled to terminate and the duration of such extension and
          (iii) any election by the Company to make a full payment of interest accrued on the Subordinated Debt Securities on any date during an Extension Period and the amount of such payment. The Company shall give such notice of any election described in clause (i) or (ii) in the next preceding sentence not less than 10 days prior to the Regular Record Date with respect to the next Interest Payment Date on which interest on the Subordinated Debt Securities would otherwise be payable; and the Company shall give such notice of any election described in clause (iii) in the next preceding sentence in accordance with the provisions of the Indenture relating to Unpaid Interest. A Regular Trustee shall give prompt written notice of the Company's election to begin such Extension Period to the holders of the Preferred Securities.

            At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the rate of __% per annum to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debt Securities will be required to accrue interest income for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations - Original Issue Discount" herein.

          REGISTRATION AND TRANSFER

            The Subordinated Debt Securities are to be initially registered in the name of Wilmington Trust Company, as Institutional Trustee of Washington Water Power Trust. The Subordinated Debt Securities shall not be transferable, nor shall any purported transfer be registered, except (i) to a nominee of such Institutional Trustee, to such Institutional Trustee by such nominee, by such Institutional Trustee to another nominee, by any such nominee to a successor nominee or by such Institutional Trustee or any nominee thereof to a successor Institutional Trustee or a nominee thereof or (ii) to the holders of Trust Securities in the event of the termination of Washington Water Power Trust in accordance with the provisions of the Declaration. No service charge shall be made for the registration of transfer of exchange of Subordinated Debt Securities; provided, however, that, after any distribution of the Subordinated Debt Securities contemplated in clause (ii) above, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the exchange or transfer.

          REDEMPTION

            The Subordinated Debt Securities are subject to redemption (i) at any time on or after ________ __, 20__, in whole or in part, at the election of the Company, at a redemption price equal to 100% of the principal amount thereof plus accrued interest, if any (including Additional Interest, if any), to the date fixed for redemption; provided, however, that the Subordinated Debt Securities will not be so redeemable in part unless all interest (including Additional Interest) accrued through the most recent quarterly period ended on or prior to the date fixed for redemption shall have been paid, or (ii) in whole but not in part, at the election of the Company, on any date within 90 days of the occurrence, and during the continuation, of a Tax Event at a redemption price equal to 100% of the principal amount thereof plus accrued interest, if any (including Additional Interest, if any) to the date fixed for redemption.

          DISTRIBUTION OF SUBORDINATED DEBT SECURITIES

            Upon the occurrence of a Tax Event, at any time, the Company has the right to terminate the Trust, and, in such event, Subordinated Debt Securities will be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, the Subordinated Debt Securities will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Subordinated Debt Securities. It is anticipated that the depositary arrangements for the Subordinated Debt Securities would be substantially identical to those in effect for the Preferred Securities. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities upon termination of the Trust in accordance with the Declaration, the Company will use all reasonable efforts to cause the Subordinated Debt Securities to be listed on the NYSE or on such other securities exchanges as the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debt Securities that may be distributed to the holders of Preferred Securities.

               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

            The following summary describes the principal United States federal income tax consequences relevant to the purchase, ownership and disposition of the Preferred Securities as of the date hereof and represents the opinion of Reid & Priest LLP, counsel to the Company, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with Preferred Securities held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt organizations, persons holding Preferred Securities as part of a hedging or conversion transaction or a straddle, United States Holders (as defined herein) whose "functional currency" is not the United States dollar, or persons who are not United States Holders. In addition, this discussion does not address the tax consequences to persons who purchase Preferred Securities other than pursuant to their initial issuance and distribution. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified at any time, possibly retroactively, so as to result in United States federal income tax consequences different from those discussed below. These authorities are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the Preferred Securities may differ from the treatment described below.

            PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE PREFERRED SECURITIES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

          UNITED STATES HOLDERS

            As used herein, a "United States Holder" means a Preferred Security holder that is a citizen or a resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

          CLASSIFICATION OF THE TRUST

            Reid & Priest LLP, counsel to the Company and the Trust, is of the opinion that, under current law and assuming full compliance with the terms of the Indenture and the instruments establishing the Trust (and certain other documents), the Trust will be classified as a "grantor trust" for United States federal income tax purposes and will not be classified as an association taxable as a corporation. Each United States Holder will be treated as owning an undivided beneficial interest in the Subordinated Debt Securities. Investors should be aware that the opinion of Reid & Priest LLP is not binding on the Internal Revenue Services (the "IRS") or the courts.

          CLASSIFICATION OF THE SUBORDINATED DEBT SECURITIES

            Based on the advice of its counsel, the Company believes and intends to take the position that the Subordinated Debt Securities will constitute indebtedness for United States federal income tax purposes. No assurance can be given that such position will not be challenged by the IRS, or that any such challenge will not be successful. By purchasing and accepting Preferred Securities, each holder thereof covenants to treat the Subordinated Debt Securities as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership in the Subordinated Debt Securities. The remainder of this discussion, except as is expressly indicated to the contrary, assumes that the Subordinated Debt Securities will be classified as indebtedness of the Company for United States federal income tax purposes.

          POSSIBLE TAX LAW CHANGES

            On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill"), the revenue portion of President Clinton's budget proposal, was released. The Bill would, among other things, generally treat as equity an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provision was proposed to be effective generally for instruments issued on or after December 7, 1995. If such provision were to apply to the Subordinated Debt Securities, the Company would be unable to deduct interest on the Subordinated Debt Securities. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Subordinated Debt Securities. If legislation were enacted limiting, in whole or in part, the deductibility by the Company of interest on the Subordinated Debt Securities for United States federal income tax purposes, such enactment could give rise to a Tax Event. A Tax Event would permit the Company to cause a redemption of the Preferred Securities as described more fully under "Description of the Preferred Securities - Tax Event Redemption or Distribution" herein.

          PAYMENTS OF INTEREST

            Except as set forth below, stated interest on a Subordinated Debt Security will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

          ORIGINAL ISSUE DISCOUNT

            Under income tax regulations that recently became effective, the Company believes that the Subordinated Debt Securities will not be treated as issued with OID. It should be noted that these regulations have not yet been addressed in any rulings or other interpretations by the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

            Under the Indenture, the Company has the right to defer the payment of interest on the Subordinated Debt Securities at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period provided, however, that no Extension Period may extend beyond the Stated Maturity (as defined in the Indenture) of the Subordinated Debt Securities. Should the Company exercise this right to defer payments of interest, the Subordinated Debt Securities would at that time be treated as issued with OID and all the stated interest payments on the Subordinated Debt Securities would thereafter be treated as OID for so long as they remained outstanding. As a result, all United States Holders would, in effect, be required to accrue interest income even if such United States Holders are on a cash method of accounting. Consequently, in the event that the payment of interest is deferred, a United States Holder could be required to include OID in income on an economic accrual basis, notwithstanding that the Company will not make any interest payments during such period on the Subordinated Debt Securities.

          RECEIPT OF SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF THE TRUST

            Upon the occurrence of a Tax Event the Company has the right to cause Subordinated Debt Securities to be distributed to holders of Preferred Securities in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, for United States federal income tax purposes, if the Trust is treated as a "grantor trust" at the time of distribution, such distribution would be treated as a non-taxable event to each United States Holder, and each United States Holder would receive an aggregate tax basis in the Subordinated Debt Securities equal to such holder's aggregate tax basis in its Preferred Securities. A United States Holder's holding period for the Subordinated Debt Securities received in liquidation of the Trust would include the period during which such holder held the Preferred Securities.

            Under certain circumstances, as described herein under the caption "Description of Preferred Securities," the Subordinated Debt Securities may be redeemed for cash and the proceeds of such redemption distributed to holders of Preferred Securities in redemption of the Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the Preferred Securities, and a United States Holder would recognize gain or loss as if such holder had sold such redeemed Preferred Securities. See "- Sale, Exchange and Redemption of the Preferred Securities" below.

          SALE, EXCHANGE AND REDEMPTION OF THE PREFERRED SECURITIES

            Upon the sale, exchange or redemption of Preferred Securities, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or redemption and such holder's adjusted tax basis in the Preferred Securities. A United States Holder's adjusted tax basis will, in general, be the issue price of the Preferred Securities, increased by any interest income or OID previously included in income by the United States Holder and reduced by any distributions on the Preferred Securities. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption, the Preferred Securities have been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

          INFORMATION REPORTING AND BACKUP WITHHOLDING

            Subject to the qualification discussed below, income on the Preferred Securities will be reported to holders on Form 1099, which should be mailed to such holders by January 31 following each calendar year.

            So long as the Preferred Securities will be held in book-entry only form, the Trust will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the interest income or OID related to the Subordinated Debt Securities that accrued during the year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year. The Underwriters have indicated to the Trust that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report the interest income or OID that accrued during the calendar year on such Preferred Securities to such beneficial holders on Form 1099 by January 31 following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such underwriters rather than from the Trust.

            Payments made in respect of, and proceeds from the sale of, Preferred Securities (or Subordinated Debt Securities distributed to holders of Preferred Securities) may be subject to "backup" withholding tax of 31% if the holder fails to comply with certain identification requirements, if such holder has previously failed to report in full dividend and interest income, or if the holder does not otherwise establish its entitlement to an exemption.

            Any withheld amount will be allowed as a credit against the holder's United States federal income tax liability; provided, however, that certain required information is provided to the IRS.

            These information reporting and "backup" withholding tax rules are subject to temporary Treasury Regulations. Accordingly, the application of such rules to the Preferred Securities could be changed.

                                     UNDERWRITING

            Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), Washington Water Power Capital has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the "Representative"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                  UNDERWRITERS                 NUMBER OF PREFERRED SECURITIES
         -----------------------------         ------------------------------

         Merrill Lynch, Pierce, Fenner &
           Smith Incorporated  . . . . . . . .

                                                          ___________

                    Total  . . . . . . . . . .             =========

            The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at such price less a concession of $____ per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $____ per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

            In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Subordinated Debt Securities of the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $.____ per Preferred Security (or $_____________ in the aggregate) for the accounts of the several Underwriters; provided, however, that such compensation for sales of 10,000 or more Preferred Securities to any single purchaser will be $.____ per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

            During a period of 30 days from the date of this Prospectus Supplement, neither the Trust nor the Company will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debt Securities or any debt securities substantially similar to the Subordinated Debt Securities or equity securities substantially similar to the Preferred Securities (except for the Preferred Securities and the Subordinated Debt Securities offered hereby).

            Application will be made to list the Preferred Securities on the NYSE. If approved, trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representative has advised Washington Water Power Capital that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representative will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

            Prior to this offering there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

            Washington Water Power Capital and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

            Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business.

          PROSPECTUS

                                     $150,000,000
                          THE WASHINGTON WATER POWER COMPANY
                             SUBORDINATED DEBT SECURITIES
                                   _______________

                           WASHINGTON WATER POWER CAPITAL I
                          WASHINGTON WATER POWER CAPITAL II
                          WASHINGTON WATER POWER CAPITAL III
                                 PREFERRED SECURITIES
                       FULLY AND UNCONDITIONALLY GUARANTEED BY

                          THE WASHINGTON WATER POWER COMPANY
                                   _______________

            The Washington Water Power Company (the "Company") a Washington corporation, may from time to time offer its subordinated debentures, notes or other evidence of indebtedness (the "Subordinated Debt Securities") in one or more series and in amounts, at prices and on terms to be determined at the time of the offering. The Subordinated Debt Securities when issued will be unsecured obligations of the Company. The Company's obligations under the Subordinated Debt Securities will be subordinate and junior in right of payment to certain other indebtedness, as may be described in an accompanying Prospectus Supplement (a "Prospectus Supplement") and in an aggregate amount to be set forth as of the most recent practicable date in such Prospectus Supplement.

            Washington Water Power Capital I, Washington Water Power Capital II and Washington Water Power Capital III (each, a "Washington Water Power Trust"), each a statutory business trust formed under the laws of the State of Delaware, may offer, from time to time, preferred securities representing undivided beneficial interests in the assets of the respective Washington Water Power Trust ("Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of each of the Washington Water Power Trusts out of moneys held by each of the Washington Water Power Trusts, and payment on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by the Company to the extent described herein (each, a "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantees" herein. The Company's obligations under the Preferred Securities Guarantees are subordinate and junior in right of payment to all other liabilities of the Company. Subordinated Debt Securities may be issued and sold from time to time in one or more series to a Washington Water Power Trust or a trustee of such Washington Water Power Trust in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein, together the "Trust Securities") of such Washington Water Power Trust. The Subordinated Debt Securities purchased by a Washington Water Power Trust may subsequently be distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such Washington Water Power Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement. The Subordinated Debt Securities and the Preferred Securities and the related Preferred Securities Guarantees are sometimes collectively referred to hereafter as the "Offered Securities."

            Specific terms of the Subordinated Debt Securities of any series or the Preferred Securities of any Washington Water Power Trust, the terms of which will be correlative the terms of the Subordinated Debt Securities held by any Washington Water Power Trust, in respect of which this prospectus (the "Prospectus") is being delivered, will be set forth in a Prospectus Supplement with respect to such securities which will describe, without limitation and where applicable, the following: (i) in the case of Subordinated Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, dates on which premium, if any, and interest, if any, will be payable, the right of the Company, if any, to defer payment of interest on the Subordinated Debt Securities and the maximum length of such deferral period, the initial public offering price, subordination terms, and any listing on a securities exchange and other specific terms of the offering; and
          (ii) in the case of Preferred Securities, the designation, number of securities, liquidation amount per security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities of the Company.

            The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Offered Securities shall not exceed $150,000,000. The Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable to the Offered Securities.

            The Company and/or each of the Washington Water Power Trusts may sell the Offered Securities directly, through agents designated from time to time, or through underwriters or dealers. See "Plan of Distribution" below. If any agents of the Company and/or any Washington Water Power Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in any related Prospectus Supplement.

            This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

                                   _______________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY IS A
                                 CRIMINAL OFFENSE.

                    The date of this Prospectus is ________, 199_

                             AVAILABLE INFORMATION

            This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Washington Water Power Trusts with the Securities and Exchange Commission (the "SEC" or the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, although it does include a summary of the material terms of the Indenture and the Declarations (as defined herein). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Washington Water Power Trusts and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, 14th Floor, Chicago, Illinois 60601; and copies of such material can be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov. The Company's Common Stock is listed on the New York and Pacific Stock Exchanges, and reports, proxy statements and other information concerning the Company can be inspected at the offices of such exchanges located at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, respectively.

            No separate financial statements of any of the Washington Water Power Trusts have been included herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of each of the Washington Water Power Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each of the Washington Water Power Trusts has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Washington Water Power Trust and investing the proceeds thereof in Subordinated Debt Securities issued by the Company and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of each of Washington Water Power Capital I, II and III under the Indenture (as defined herein), pursuant to the Declarations of each Trust and under the Expense Agreements (as defined herein) relating to each Trust, the guarantee issued with respect to Preferred Securities issued by that Trust, the Subordinated Debt Securities purchased by that Trust and the related Indenture, taken together, effectively constitute a full and unconditional guarantee, on a subordinated basis, of payments due on the Preferred Securities. See "Description of the Subordinated Debt Securities" and "Description of the Preferred Securities Guarantees" herein.

            The Washington Water Power Trusts are not currently subject to the information reporting requirements of the Exchange Act. The Washington Water Power Trusts will become subject to such requirements upon the effectiveness of the Registration
          Statement, although they intend to seek and expect to receive exemptions therefrom.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


            The Company hereby incorporates herein by reference, and as of any time hereafter prior to the termination of the offering made by this Prospectus the Company shall be deemed to have incorporated herein by reference, (1) the Company's latest Annual Report on Form 10-K (the "Latest Annual Report") filed by the Company with the SEC pursuant to the Exchange Act, and (2) all other reports and documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of the Latest Annual Report, and all of such documents shall be deemed to be a part hereof from the respective dates of filing thereof. The documents incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement in this Prospectus or in any subsequently filed Incorporated Document modifies or replaces such statement. The Incorporated Documents incorporated herein by reference as of the date of this Prospectus are the Annual Report on Form 10-K for the year ended December 31, 1995, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996.

            THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS THERETO (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INCORPORATED DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO LAWRENCE J. PIERCE, VICE PRESIDENT AND TREASURER, BY MAIL AT THE WASHINGTON WATER POWER COMPANY, POST OFFICE BOX 3727, SPOKANE, WASHINGTON 99220, OR BY TELEPHONE AT 509-489-0500.

                                      THE TRUSTS

            Each of Washington Water Power Capital I and Washington Water Power Capital II and Washington Water Power Capital III is a statutory business trust formed under Delaware law pursuant to
          (i) a separate declaration of trust (each a "Declaration") executed by the Company, as sponsor for such trust and the Washington Water Power Trustees (as defined herein) for such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on November 4, 1996. Each Washington Water Power Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the sale of the Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata with the Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to 3 percent of the total capital of each Washington Water Power Trust. Each Washington Water Power Trust has a term of approximately 45 years, but may terminate earlier as provided in the related Declaration. Each Washington Water Power Trust's business and affairs will be conducted by the trustees (the "Washington Water Power Trustees") appointed by the Company as the direct or indirect holder of all of the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Washington Water Power Trustees of a Washington Water Power Trust. The duties and obligations of the Washington Water Power Trustees shall be governed by the Declaration of such Washington Water Power Trust. A majority of the Washington Water Power Trustees (the "Regular Trustees") of each Washington Water Power Trust will be persons who are employees or officers of or affiliated with the Company. One Washington Water Power Trustee of each Washington Water Power Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Institutional Trustee"). In addition, unless the Institutional Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Washington Water Power Trustee of each Washington Water Power Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Washington Water Power Trusts and the offering of Trust Securities, the payment of which will be guaranteed by the Company. The office of the Delaware Trustee for each Washington Water Power Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of each Washington Water Power Trust shall be c/o The Washington Water Power Company, 1411 East Mission Avenue, Spokane, Washington 99202. The telephone number is 509-489-0500.

                                   USE OF PROCEEDS

            Each Washington Water Power Trust will use all proceeds received from the sale of the Preferred Securities to purchase Subordinated Debt Securities from the Company. The Company intends to use the net proceeds from the issuance and sale of the Subordinated Debt Securities for any or all of the following purposes: (i) to fund a portion of the Company's construction, facility improvement and maintenance programs, (ii) to retire or exchange one or more outstanding series of its preferred stock, bonds or notes, (iii) to reimburse the Company's treasury for funds previously expended for these purposes, and (iv) for other general corporate purposes.

                   DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

            Subordinated Debt Securities may be issued from time to time in one or more series under an Indenture, dated as of _____________ 1, 199_ (the "Original Indenture"), between the Company and Wilmington Trust Company, as Trustee (the "Debt Trustee"), (the Original Indenture, as amended and supplemented from time to time, is hereinafter referred to as the "Indenture"). The terms of the Subordinated Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Capitalized terms used under this heading which are not otherwise defined in this Prospectus, shall have the meanings ascribed thereto in the Indenture. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

          GENERAL

            Each series of Subordinated Debt Securities will rank pari passu with all other series of Subordinated Debt Securities, will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Indebtedness (as defined herein) of the Company. See "- Subordination" herein. Except as otherwise provided in the applicable Prospectus Supplement, the Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See "- Subordination" herein and the Prospectus Supplement relating to any offering of Preferred Securities or Subordinated Debt Securities.

            Concurrently with the issuance of each Washington Water Power Trust's Preferred Securities, such Washington Water Power Trust will invest the proceeds from the sale thereof and the consideration paid by the Company for the Common Securities of such Washington Water Power Trust in a series of Subordinated Debt Securities issued by the Company to such Washington Water Power Trust. Each series of Subordinated Debt Securities issued to a Washington Water Power Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Washington Water Power Trust, will be in the principal amount equal to the aggregate stated liquidation amount of the related Preferred Securities plus the Company's concurrent investment in the Common Securities and will rank pari passu with all other series of Subordinated Debt Securities. Such Subordinated Debt Securities will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Indebtedness of the Company. See "- Subordination" herein and the Prospectus Supplement relating to any offering of related Preferred Securities.

            The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Subordinated Debt
          Securities: (1) the title of the Subordinated Debt Securities;
          (2) any limit upon the aggregate principal amount of the Subordinated Debt Securities; (3) the date or dates on which the principal of the Subordinated Debt Securities is payable or the method of determination thereof and the right, if any, to extend such date or dates; (4) the rate or rates, if any, or the method by which such rate or rates shall be determined, at which the Subordinated Debt Securities shall bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest shall be payable, the right, if any, of the Company to defer or extend an Interest Payment Date, and the Regular Record Date for any interest payable on any Interest Payment Date and the person or persons to whom interest on such Subordinated Debt Securities shall be payable on any Interest Payment Date, if other than the persons in whose names such Subordinated Debt Securities are registered at the close of business on the Regular Record Date for such interest; (5) the place or places where, subject to the terms of the Indenture as described below under "- Payment and

          Paying Agents," the principal of and premium, if any, and interest on the Subordinated Debt Securities will be payable and where, subject to the terms of the Indenture as described below under "- Registration and Transfer," the Subordinated Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Subordinated Debt Securities and the Indenture may be served; the Security Registrar and Paying Agents for such Subordinated Debt Securities; and, if such is the case, that the principal of such Subordinated Debt Securities shall be payable without presentation or surrender thereof; (6) any period or periods within, or date or dates on, which, the price or prices at which and the terms and conditions upon which Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation or obligations, if any, of the Company to redeem or purchase any of the Subordinated Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions upon which the Subordinated Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder; (8) the denominations in which any Subordinated Debt Securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof (in the case of Subordinated Debt Securities issued to a Washington Water Power Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Washington Water Power Trust, the denominations in which any Subordinated Debt Securities shall be issuable if other than denominations of $25 and any integral multiple thereof); (9) if the Subordinated Debt Securities are to be issued in global form, the identity of the depositary thereof; and (10) any other terms of the Subordinated Debt Securities not inconsistent with the provisions of the Indenture.

          PAYMENT AND PAYING AGENTS

            Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Subordinated Debt Security payable on each Interest Payment Date will be paid to the person in whose name such Subordinated Debt Security is registered as of the close of business on the regular record date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Subordinated Debt Security, such defaulted interest may be payable to the holder of such Subordinated Debt Security as of the close of business on a date selected by the Debt Trustee which is not more than 30 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Subordinated Debt Security may be listed, if the Debt Trustee deems such manner of payment practicable.

            Unless otherwise specified in the applicable Prospectus Supplement, the principal of and premium, if any, and interest, if any, on the Subordinated Debt Securities at Maturity will be payable upon presentation of the Subordinated Debt Securities at the corporate trust office of Wilmington Trust Company, in Wilmington, Delaware, as Paying Agent for the Company. The Company may change the Place of Payment on the Subordinated Debt Securities, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion.

          REGISTRATION AND TRANSFER

            Unless otherwise specified in the applicable Prospectus Supplement, the transfer of Subordinated Debt Securities may be registered, and Subordinated Debt Securities may be exchanged for other Subordinated Debt Securities of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of Wilmington Trust Company, in Wilmington, Delaware, as Security Registrar for the Subordinated Debt Securities. The Company may change the place for registration of transfer and exchange of the Subordinated Debt Securities and may designate one or more additional places for such registration and exchange, all at its discretion. Except as otherwise provided in the applicable Prospectus Supplement, no service charge will be made for any transfer or exchange of the Subordinated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Subordinated Debt Securities. The Company will not be required to execute or to provide for the registration of transfer of or the exchange of
          (a) any Subordinated Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Subordinated Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Subordinated Debt Security being redeemed in part.

          REDEMPTION

            Any terms for the optional or mandatory redemption of Subordinated Debt Securities will be set forth in the applicable Prospectus Supplement. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to Subordinated Debt Securities redeemable at the option of the holder, Subordinated Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the Subordinated Debt Securities of a series, or any tranche thereof, are to be redeemed, the particular Subordinated Debt Securities to be redeemed will be selected by such method as shall be provided for such series or Tranche, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate.

            Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Subordinated Debt Securities and that if such money has not been so received, such notice will be of no force or effect and the Company will not be required to redeem such Subordinated Debt Securities.

          MODIFICATION OF INDENTURE

            Without the consent of any holders of Subordinated Debt Securities, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

               (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Subordinated Debt Securities; or

               (b) to add one or more covenants of the Company or other provisions for the benefit of all holders of Subordinated Debt Securities or for the benefit of the holders of, or to remain in effect only so long as there shall be outstanding, Subordinated Debt Securities of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon the Company by the Indenture; or

               (c) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the holders of the Subordinated Debt Securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no Subordinated Debt Security of such series or tranche remains outstanding; or

               (d) to provide collateral security for the Subordinated Debt Securities; or

               (e) to establish the form or terms of the Subordinated Debt Securities of any series or tranche as permitted by the Indenture; or

               (f) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

               (g) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Subordinated Debt Securities of one or more series; or

               (h) to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the Subordinated Debt Securities; or

               (i) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Subordinated Debt Securities, or any tranche thereof, will be payable, (2) all or any series of Subordinated Debt Securities, or any tranche thereof, may be surrendered for registration of transfer, (3) all or any series of Subordinated Debt Securities, or any tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon the Company in respect of all or any series of Subordinated Debt Securities, or any tranche thereof, and the Indenture may be served; or

               (j) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the holders of Subordinated Debt Securities of any series or tranche in any material respect.

            Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Debt Trustee may, without the consent of any holders of Subordinated Debt Securities, enter into one or more supplemental indentures to evidence or effect such amendment.

            Except as provided above, the consent of the holders of a majority in aggregate principal amount of the Subordinated Debt Securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Subordinated Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding Subordinated Debt Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Subordinated Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Subordinated Debt Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Subordinated Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Subordinated Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the holder of such Subordinated Debt Security,
          (b) reduce the percentage in principal amount of the outstanding Subordinated Debt Securities of any series, or any tranche thereof, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding Subordinated Debt Security of such series or tranche, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Subordinated Debt Securities of any series, or any tranche thereof, without the consent of the holder of each outstanding Subordinated Debt Security of such series or tranche.

              A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding, Subordinated Debt Securities of one or more specified series, or one or more tranches thereof, or modifies the rights of the holders of Subordinated Debt Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of the Subordinated Debt Securities of any other series or tranche.

            Notwithstanding the foregoing, so long as the Subordinated Debt Securities of any series are held by a Washington Water Power Trust, the Debt Trustee may not consent to a supplemental indenture contemplated in the second preceding paragraph without the prior consent, obtained as provided in the Declaration establishing such trust of the holders of a majority in aggregate liquidation amount of all Preferred Securities issued by such trust, or, in the case of changes described in clauses (a), (b) and (c) above, of each holder of outstanding Preferred Securities.

          INDENTURE EVENTS OF DEFAULT

            The Indenture provides that any one or more of the following described events with respect to a series of Subordinated Debt Securities that has occurred and is continuing constitutes an "Indenture Event of Default" with respect to such series of Subordinated Debt Securities:

               (i) failure for 60 days to pay any interest on such series of Subordinated Debt Securities, when due and payable; provided, however, that no such failure shall constitute an Indenture Event of Default if the Company shall have made a valid extension of the interest payment period with respect to such series of Subordinated Debt Securities if so provided with respect to such series; or

               (ii) failure to pay any principal or premium, if any, on
            such series of Subordinated Debt Securities within 3 days after its maturity; provided, however, that no such failure shall constitute an Indenture Event of Default if the Company shall have made a valid extension of the maturity of such series of Subordinated Debt Securities, if so provided with respect to such series; or

               (iii) failure to perform, or breach of, any covenant or warranty of the Company contained in the Indenture for 90 days after written notice to the Company from the Debt Trustee or to the Company and the Debt Trustee by the holders of at least 33% in principal amount of such series of outstanding Subordinated Debt Securities as provided in the Indenture; or

               (iv) certain events in bankruptcy, insolvency or
            reorganization of the Company; or

               (v) in the event Subordinated Debt Securities are issued to a Washington Water Power Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Washington Water Power Trust and so long as such Trust Securities remain outstanding, the voluntary or involuntary dissolution, winding-up or termination of such Washington Water Power Trust, except in connection with the distribution of Subordinated Debt Securities in liquidation of such Washington Water Power Trust, the redemption of all of the Trust Securities of such Washington Water Power Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Washington Water Power Trust.

          REMEDIES

            If an Indenture Event of Default applicable to the Subordinated Debt Securities of such series occurs and is continuing, then either the Debt Trustee or the holders of not less than 33% in aggregate principal amount of the outstanding Subordinated Debt Securities of such series may declare the principal of all of the Subordinated Debt Securities of such series and interest accrued thereon to be due and payable immediately (subject to the subordination provisions of the Indenture); provided, however, that if an Indenture Event of Default occurs and is continuing with respect to more than one series of Subordinated Debt Securities, the Debt Trustee or the holders of not less than 33% in aggregate principal amount of the outstanding Subordinated Debt Securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the Subordinated Debt Securities of any one such series.

            At any time after such a declaration of acceleration with respect to the Subordinated Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the Indenture Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been cured, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

            (a) the Company has paid or deposited with the Debt Trustee a sum sufficient to pay

               (1) all overdue interest, if any, on all Subordinated Debt Securities of such series;

               (2) the principal of and premium, if any, on any Subordinated Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Subordinated Debt Securities;

               (3) interest upon overdue interest at the rate or rates prescribed therefor in such Subordinated Debt Securities, to the extent that payment of such interest is lawful; and

               (4) all amounts due to the Debt Trustee under the Indenture;
               and

            (b) any other Indenture Event or Events of Default with respect to Subordinated Debt Securities of such series, other than the non-payment of the principal of the Subordinated Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

            If an Indenture Event of Default with respect to the Subordinated Debt Securities of any series occurs and is continuing, the holders of a majority in principal amount of the outstanding Subordinated Debt Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Debt Trustee or exercising any trust or power conferred on the Debt Trustee; provided, however, that if an Indenture Event of Default occurs and is continuing with respect to more than one series of Subordinated Debt Securities, the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the Subordinated Debt Securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Debt Trustee in personal liability in circumstances where indemnity would not, in the Debt Trustee's sole discretion, be adequate and (b) the Debt Trustee may take any other action deemed proper by the Debt Trustee which is not inconsistent with such direction.

            The Indenture provides that no holder of any Subordinated Debt Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless (a) such holder has previously given to the Debt Trustee written notice of a continuing Indenture Event of Default with respect to the Subordinated Debt Securities of any one or more series; (b) the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of all series in respect of which such Indenture Event of Default has occurred, considered as one class have made written request to the Debt Trustee to institute proceedings in respect of such Indenture Event of Default and have offered the Debt Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and (c) for 60 days after receipt of such notice, the Debt Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Debt Trustee during such sixty day period by the holders of a majority in aggregate principal amount of Subordinated Debt Securities then outstanding. Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. Notwithstanding that the right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each holder of a Subordinated Debt Security has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Subordinated Debt Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder. The Indenture provides that the Debt Trustee give the holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in clause (iii) under "- Indenture Events of Default" may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term "default" means any event which is, or after notice or lapse of time, or both, would become, an Indenture Event of Default. The Trust Indenture Act currently permits the Debt Trustee to withhold notices of default (except for certain payment defaults) if the Debt Trustee in good faith determines the withholding of such notice to be in the interests of the holders.

            If the Subordinated Debt Securities of any series shall be held by the Institutional Trustee of a Washington Water Power Trust and if such Institutional Trustee, as such holder, shall have failed to exercise any of the rights and remedies available under the Indenture to the holders of such Subordinated Debt Securities, the holders of the Preferred Securities of such trust shall have and may exercise all such rights and remedies, to the same extent as if such holders of such Preferred Securities held a principal amount of Subordinated Debt Securities of such series equal to the liquidation amount of such Preferred Securities, without first proceeding against such trustee or trust. Notwithstanding the foregoing, in the case of an Indenture Event of Default described above in clause (i) or (ii) under "- Indenture Events of Default," each holder of such Preferred Securities shall have and may exercise all rights available to the Institutional Trustee as the holder of such Subordinated Debt Securities. If action shall have been taken by both the holder of such Subordinated Debt Securities and the holders of such Preferred Securities to exercise such rights, the action taken by the holders of the Preferred Securities shall control.

            The Company is required to file annually with the Debt Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

          CERTAIN COVENANTS OF THE COMPANY

            If at any time (a) there shall have occurred and be continuing a payment default with respect to Subordinated Debt Securities of a series, (b) the Company shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Subordinated Debt Securities of such series, and any such period, as so extended, shall be continuing, or (c) the Company shall be in default with respect to its payment or other obligations under the Preferred Securities Guarantee relating to the Preferred Securities of the Washington Water Power Trust to which Subordinated Debt Securities of such series have been issued, then the Company shall not (a) declare or pay any dividend on, or make any distribution or liquidation payment with respect to, or redeem or purchase any of its capital stock, (b) make any payment of principal, premium, if any, or interest, if any, on or repay, repurchase or redeem any debt securities (including other Subordinated Debt Securities) issued by the Company that rank pari passu with or junior in right of payment to the Subordinated Debt Securities or (c) make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantees); provided, however, that nothing herein shall be deemed to prohibit (i) dividends or distributions payable in shares of the Company's capital stock,
          (ii) reclassification of the Company's capital stock or exchange or conversion of shares of one class or series of the Company's capital stock into shares of another class or series of the Company's capital stock, (iii) purchases or other acquisitions of fractional interests in shares of the Company's capital stock and
          (iv) redemption, purchases or other acquisitions of shares of the Company's capital stock in connection with the satisfaction by the Company of its obligations under provisions of the Company's Restated Articles of Incorporation, as amended, under any direct purchase, dividend reinvestment, customer purchase or employee benefit plans or under any contract or security requiring the Company to purchase shares of its capital stock.

            If Subordinated Debt Securities of any series are issued and delivered to a Washington Water Power Trust (or a trustee thereof) in connection with the issuance by such trust of Trust Securities, so long as such Trust Securities remain outstanding the Company will (a) maintain 100% direct ownership of the Common Securities of such Washington Water Power Trust by the Company or any affiliate thereof, except as otherwise provided below under "- Consolidation, Merger, Sale of Assets and Other Transactions," and (b) use all reasonable efforts to cause such Washington Water Power Trust (i) to maintain its existence as a business trust, except in connection with a distribution of Subordinated Debt Securities, with the redemption, purchase or other acquisition and retirement of all Trust Securities of such trust or with certain mergers, consolidations or other business combinations, in each case as permitted by the Declaration establishing such Washington Water Power Trust, and (ii) to otherwise continue not to be treated as an association taxable as a corporation for United States federal income tax purposes.

          CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

            The Indenture provides that the Company shall not consolidate with or merge into any other corporation, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any person, unless the corporation formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last stated maturity of the Subordinated Debt Securities then outstanding), all of the properties of the Company, as or substantially as an entirety, shall be a corporation organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Subordinated Debt Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by the Company. In the case of the conveyance or other transfer of all of the properties of the Company, as or substantially as an entirety, to any person as contemplated above, the Company would be released and discharged from all obligations under the Indenture and on all Subordinated Debt Securities then outstanding unless the Company elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance or other transfer of properties of the Company, the successor or transferee shall succeed to, and be substituted for, and may exercise every power and right of, the Company under the Indenture. For purposes of the Indenture, the conveyance or other transfer by the Company of all of its facilities (a) for the generation of electric energy,
          (b) for the transmission of electric energy or (c) for the distribution of electric energy and/or natural gas, in each case considered alone, or all of its facilities described in clauses
          (a) and (b), considered together, or all of its facilities described in clauses (b) and (c), considered together, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of the Company, as or substantially as an entirety, unless, immediately following such conveyance or other transfer, the Company shall own no properties in the other such categories of property not so conveyed or otherwise transferred.

            If the Company shall convey or otherwise transfer any part of its properties which does not constitute the entirety, or substantially the entirety, thereof to another corporation meeting the requirements set forth in the second preceding paragraph, and if (a) such transferee shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all Subordinated Debt Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by the Company, (b) there shall be delivered to the Trustee an independent expert's certificate (i) describing the property so conveyed or transferred and identifying the same as facilities for the generation, transmission or distribution of electric energy or for the storage, transportation or distribution of natural gas and (ii) stating that the aggregate principal amount of the Subordinated Debt Securities then outstanding does not exceed 70% of the fair value of such property, and (c) the Company shall assign or otherwise transfer all Common Securities then outstanding to such transferee, then the Company shall be released and discharged from all obligations and covenants under the Indenture and on all Subordinated Debt Securities then outstanding unless the Company elects to waive such release and discharge. In such event, the transferee corporation shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture.

          SATISFACTION AND DISCHARGE

            Any Subordinated Debt Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at the Company's election, the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Debt Trustee or any Paying Agent (other than the Company), in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of the Subordinated Debt Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Debt Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Subordinated Debt Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and such other obligations or instruments as shall be specified in an accompanying Prospectus Supplement.

            The Indenture will be deemed to have been satisfied and discharged when no Subordinated Debt Securities remain outstanding thereunder and the Company has paid or caused to be paid all other sums payable by the Company under the Indenture.

          SUBORDINATION

            In the Indenture, the Company has covenanted and agreed that any Subordinated Debt Securities issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding- up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Indebtedness before the holders of Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities; and if, notwithstanding the foregoing, payment in respect of the Subordinated Debt Securities is received by the Debt Trustee or a holder of a Subordinated Debt Security before all Senior Indebtedness is paid in full, such payment in respect of the Subordinated Debt Securities is to be paid over to the holders of Senior Indebtedness or their representatives.

            In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness outstanding at the time of such acceleration will be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Subordinated Debt Securities will be entitled to receive any payment upon the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof remaining uncured.

            The term Senior Indebtedness is defined in the Indenture to mean, with respect to any person, (a) indebtedness (including premium, if any, and interest, if any, thereon) for money borrowed or for the deferred purchase price of property or services; (b) all other indebtedness (including premium, if any, and interest, if any, thereon) evidenced by bonds, debentures, notes or other similar instruments (other than Subordinated Debt Securities); (c) all obligations of such person under lease agreements designating such person as lessee, irrespective of the treatment of any such lease agreement for accounting, tax or other purposes; (d) all obligations for reimbursement (including premium, if any, and interest, if any, thereon) in respect of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (e) all obligations of the character referred to in clauses (a) through (d) above of other persons for the payment of which such person is responsible or liable as obligor, guarantor or otherwise; and (f) all obligations of the character referred to in clauses (a) through
          (d) above of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person); provided, however, that Senior Indebtedness shall not include (x) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debt Securities or (y) any indebtedness between or among such person and its affiliates, including all other debt securities and guarantees in respect of such debt securities, issued to (i) any Washington Water Power Trust or (ii) any other trust, or a trustee of such trust, partnership or other entity which is a financing vehicle of such person in connection with the issuance by such financing vehicle of preferred securities.

            The Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

          INFORMATION CONCERNING THE DEBT TRUSTEE

            The Debt Trustee shall have, and shall be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

          GOVERNING LAW

            The Indenture and the Subordinated Debt Securities will be governed by and construed in accordance with the laws of the State of New York.


                       DESCRIPTION OF THE PREFERRED SECURITIES

            Each Washington Water Power Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Washington Water Power Trust authorizes the Regular Trustees of such Washington Water Power Trust to issue on behalf of such Washington Water Power Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act and which will be correlative to the terms of the Subordinated Debt Securities held by the Washington Water Power Trust and described in the Prospectus Supplement relating thereto. Reference is made to the Prospectus Supplement relating to the Preferred Securities of the Washington Water Power Trust for specific terms, including
          (i) the distinctive designation of such Preferred Securities;
          (ii) the number of Preferred Securities issued by such Washington Water Power Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such

          Washington Water Power Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Preferred Securities shall be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding; (iv) whether distributions on Preferred Securities issued by such Washington Water Power Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such Washington Water Power Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Washington Water Power Trust to the holders of Preferred Securities of such Washington Water Power Trust upon voluntary or involuntary dissolution, winding-up or termination of such Washington Water Power Trust; (vi) the obligation, if any, of such Washington Water Power Trust to purchase or redeem Preferred Securities issued by such Washington Water Power Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such Washington Water Power Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such Washington Water Power Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more Washington Water Power Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Washington Water Power Trust; (viii) the enforcement rights, if any, of holders of Preferred Securities with respect to the applicable series of Subordinated Debt Securities; (ix) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Preferred Securities; (x) if applicable, any securities exchange upon which the Preferred Securities shall be listed; and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Washington Water Power Trust not inconsistent with the Declaration of such Washington Water Power Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

            In connection with the issuance of Preferred Securities, each Washington Water Power Trust will issue one series of Common Securities. The Declaration of each Washington Water Power Trust authorizes the Regular Trustees of such trust to issue on behalf of such Washington Water Power Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a Washington Water Power Trust will be substantially identical to the terms of the Preferred Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Washington Water Power Trustees of a Washington Water Power Trust. All of the Common Securities of each Washington Water Power Trust will be directly or indirectly owned by the Company.

                  DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

            Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee under each Preferred Securities Guarantee for purposes of the Trust Indenture Act (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The summary of the material terms of the Preferred Securities Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Washington Water Power Trust.

          GENERAL

            Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by a Washington Water Power Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Washington Water Power Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Washington Water Power Trust may have or assert. The following payments with respect to Preferred Securities issued by a Washington Water Power Trust to the extent not paid by such Washington Water Power Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such Washington Water Power Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), with respect to any Preferred Securities called for redemption by such Washington Water Power Trust, to the extent such Washington Water Power Trust shall have funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Washington Water Power Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment and (b) the amount of assets of such Washington Water Power Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such Washington Water Power Trust. The redemption price and liquidation amount will be fixed at the time the Preferred Securities are issued. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Washington Water Power Trust to pay such amounts to such holders.

            If the Company does not make interest payments on the Subordinated Debt Securities purchased by a Washington Water Power Trust, such Washington Water Power Trust will not pay distributions on the Preferred Securities issued by such Washington Water Power Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities - Certain Covenants of the Company" herein. The Preferred Securities Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Indenture, the Declaration and the Expense Agreement, will effectively provide a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the Preferred Securities.

            The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Washington Water Power Trusts with respect to the Common Securities to the same extent as the Preferred Securities Guarantees, except that upon an Indenture Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

          CERTAIN COVENANTS OF THE COMPANY

            In each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Washington Water Power Trust remain outstanding, if there shall have occurred and be continuing any event that would constitute an event of default under such Preferred Securities Guarantee or the Declaration of such Washington Water Power Trust, then the Company shall not (a) declare or pay any dividend on, or make any distribution or liquidation payment with respect to, or redeem or purchase any of its capital stock, (b) make any payment of principal, premium, if any, or interest, if any, on or repay, repurchase or redeem any debt securities (including other Subordinated Debt Securities) issued by the Company that rank pari passu with or junior in right of payment to the Subordinated Debt Securities and (c) make any guarantee payments with respect to the foregoing, other than pursuant to the Preferred Securities Guarantees); provided, however, that nothing herein shall be deemed to prohibit (i) dividends or distributions payable in shares of the Company's capital stock, (ii) reclassification of the Company's capital stock or exchange or conversion of shares of one class or series of the Company's capital stock into shares of another class or series of the Company's capital stock, (iii) purchases or other acquisitions of fractional interests in shares of the Company's capital stock and (iv) purchases or other acquisitions of shares of the Company's capital stock in connection with the satisfaction by the Company of its obligations under any direct purchase, dividend reinvestment, customer purchase or employee benefit plans or under any contract or security requiring the Company to purchase shares of its capital stock.

          MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

            Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable Washington Water Power Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement under "Description of the Preferred Securities - Voting Rights." All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Washington Water Power Trust then outstanding.

          TERMINATION

            Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable Washington Water Power Trust (a) upon full payment of the Redemption Price of all Preferred Securities of such Washington Water Power Trust, (b) upon distribution of the Subordinated Debt Securities held by such Washington Water Power Trust to the holders of the Preferred Securities of such Washington Water Power Trust or (c) upon full payment of the amounts payable in accordance with the Declaration of such Washington Water Power Trust upon liquidation of such Washington Water Power Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Washington Water Power Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

          EVENTS OF DEFAULT

            An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

            The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities relating to such Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant Washington Water Power Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against such Washington Water Power Trust or any other person or entity before proceeding directly against the Company.

            The Company, as guarantor, is required to file annually with the Preferred Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Preferred Securities Guarantees.

          STATUS OF THE PREFERRED SECURITIES GUARANTEES

            Each Preferred Securities Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company and (ii) pari passu with any other Preferred Securities Guarantee and any other guarantee now or hereafter entered into by the Company with respect to any preferred securities issued by any trust, partnership or other entity which is a financing vehicle of the Company, except that, where an Indenture Event of Default occurs and is continuing, the rights of holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise are subordinated to the rights to payment of holders of Preferred Securities. None of the Preferred Securities Guarantees places a limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the applicable Washington Water Power Trust by acceptance thereof agrees to the subordination provisions and other terms of a Preferred Securities Guarantee relating thereto.

            Each Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under a Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity).

          INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

            The Preferred Guarantee Trustee, other than prior to the occurrence and after the curing of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Notwithstanding such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

          GOVERNING LAW

            The Preferred Securities Guarantees will be governed by and construed in accordance with the laws of the State of New York.

          EXPENSE AGREEMENTS

            Pursuant to the Expense Agreements entered into by the Company under the Declarations (the "Expense Agreements"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom each Washington Water Power Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of such Washington Water Power Trust, other than obligations of such Washington Water Power Trust to pay to the holders of the related Preferred Securities or other similar interests in such Washington Water Power Trust the amounts due such holders pursuant to the terms of such Preferred Securities or such other similar interests, as the case may be.


                           EFFECT OF OBLIGATIONS UNDER THE
                    SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

            As set forth in the Declaration, the sole purpose of each of the Washington Water Power Trusts is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the Washington Water Power Trusts and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

            As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debt Securities will be correlative to the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay all, and the applicable Washington Water Power Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the applicable Washington Water Power Trust (other than to the holders of Trust Securities); and
          (iv) the Declaration further provides that the Washington Water Power Trustees shall not take or cause or permit the applicable Washington Water Power Trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable Washington Water Power Trust.

            Payments of distributions and other payments due on the Preferred Securities (each, to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth above under "Description of the Preferred Securities Guarantees." If the Company does not make interest payments on the Subordinated Debt Securities purchased by the applicable Washington Water Power Trust, it is expected that the applicable Washington Water Power Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not apply to any payment of distributions unless and until the applicable Washington Water Power Trust has sufficient funds for the payment of such distributions. The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Subordinated Debt Securities held by the applicable Washington Water Power Trust as its only assets. The Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Indenture, the Declaration and the Expense Agreement, effectively provides a full and unconditional guarantee, on a subordinated basis, of amounts on the Preferred Securities.

            If the Company fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities - Voting Rights" in an accompanying Prospectus Supplement, may direct the Institutional Trustee to enforce its rights under the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The Company, under the Guarantee, acknowledges that the Preferred Securities Guarantee Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Securities Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Securities Guarantee Trustee's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the applicable Washington Water Power Trust, the Preferred Securities Guarantee Trustee, or any other person or entity.

            The Company and each of the Washington Water Power Trusts believe that the above mechanisms and obligations, taken together, effectively provide a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the Preferred Securities. See "Description of the Preferred
          Securities Guarantees - General" herein.

                                 PLAN OF DISTRIBUTION

            The Company may sell the Subordinated Debt Securities and any Washington Water Power Trust may sell Preferred Securities in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and
          (iv) through dealers.

            Offers to purchase Offered Securities may be solicited directly by the Company and/or any Washington Water Power Trust, as the case may be, or by agents designated by the Company and/or any Washington Water Power Trust, as the case may be, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agency will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

            If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make releases of the Offered Securities in respect of which this Prospectus is delivered to the public.

            If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company and/or any Washington Water Power Trust, as the case may be, will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement.

            Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by the Company and/or any Washington Water Power Trust, as the case may be, against certain liabilities, including liabilities under the Securities Act.

            The place and time of delivery for the Offered Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

                                    LEGAL MATTERS

            Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Declarations and the creation of the Washington Water Power Trusts will be passed upon on behalf of the Washington Water Power Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Washington Water Power Trusts. Certain matters of New York law and of federal securities laws relating to the validity of the Subordinated Debt Securities and the Preferred Securities Guarantees and certain matters relating thereto will be passed upon for the Company by Reid & Priest LLP, New York, New York, counsel to the Company. Certain matters of Washington corporate law and of public utility regulatory approvals under Washington, Idaho, Montana, Oregon and California law relating to the authorization of the Subordinated Debt Securities and the Preferred Securities Guarantees will be passed upon for the Company by Paine, Hamblen, Coffin, Brooke & Miller LLP, Spokane, Washington, general counsel for the Company. Certain United States federal income taxation matters will be passed upon for the Company and the Washington Water Power Trusts by Reid & Priest LLP, special tax counsel to the Company and the Washington Water Power Trusts. The validity of the Offered Securities will be passed upon for the underwriters by Sullivan & Cromwell, New York, New York. In giving their opinions Reid & Priest LLP and Sullivan & Cromwell may assume the conclusions of Washington, California, Idaho, Montana and Oregon law set forth in the opinion of Paine, Hamblen, Coffin, Brooke & Miller LLP and the conclusions of Delaware law set forth in the opinion of Richards, Layton & Finger, P.A.

                                       EXPERTS

            The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Latest Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in, and for the periods set forth in, their reports which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

          ===================================================================
          NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFOR-MATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO
          CHANGE IN THE AFFAIRS OF THE COMPANY OR THE TRUST SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DO NOT CONSTI-TUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH
          SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE
          PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO
          SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                                 --------------------

                                  TABLE OF CONTENTS
                                PROSPECTUS SUPPLEMENT
                                                                       PAGE
                                                                      -----
          THE WASHINGTON WATER POWER
           COMPANY SELECTED HISTORICAL
           FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . .   4
          RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . .   5
          THE WASHINGTON WATER POWER COMPANY  . . . . . . . . . . . . .   8
          WASHINGTON WATER POWER CAPITAL  . . . . . . . . . . . . . . .   8
          ACCOUNTING TREATMENT  . . . . . . . . . . . . . . . . . . . .   9
          CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . .   9
          USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . .   9
          DESCRIPTION OF THE PREFERRED SECURITIES . . . . . . . . . . .  10
          DESCRIPTION OF THE SUBORDINATED DEBT
           SECURITIES   . . . . . . . . . . . . . . . . . . . . . . . .  19
          CERTAIN UNITED STATES FEDERAL INCOME TAX
           CONSIDERATIONS   . . . . . . . . . . . . . . . . . . . . . .  21
          UNDERWRITING  . . . . . . . . . . . . . . . . . . . . . . . .  24

                                      PROSPECTUS

          AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . .   3
          INCORPORATION OF CERTAIN DOCUMENTS BY
           REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . . .   3
          THE TRUSTS  . . . . . . . . . . . . . . . . . . . . . . . . .   4
          USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . .   5
          DESCRIPTION OF THE SUBORDINATED DEBT
           SECURITIES   . . . . . . . . . . . . . . . . . . . . . . . .   5
          DESCRIPTION OF THE PREFERRED SECURITIES . . . . . . . . . . .  13
          DESCRIPTION OF THE PREFERRED SECURITIES
           GUARANTEES   . . . . . . . . . . . . . . . . . . . . . . . .  14
          EFFECT OF OBLIGATIONS UNDER THE
           SUBORDINATED DEBT SECURITIES AND
           THE GUARANTEE  . . . . . . . . . . . . . . . . . . . . . . .  17
          PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . .  18
          LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  19
          EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

          ===================================================================


                                    ______________
                                 PREFERRED SECURITIES

                                   WASHINGTON WATER
                                   POWER CAPITAL I


                                ____% TRUST ORIGINATED
                           PREFERRED SECURITIES,SM SERIES A
                                     ("TOPrSSM")
                              FULLY AND UNCONDITIONALLY
                                    GUARANTEED BY

                                 THE WASHINGTON WATER
                                    POWER COMPANY



                              _________________________

                                PROSPECTUS SUPPLEMENT
                              _________________________




                                 MERRILL LYNCH & CO.


                                    ________, 199_

          ===================================================================

                                       PART II


          ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (ESTIMATED).

          Filing fee - Securities and Exchange Commission    $ 45,455.00
          Fees of state regulatory authorities . . . .          4,550.00
          Legal counsel fees . . . . . . . . . . . . .        200,000.00
          Trustees' fees . . . . . . . . . . . . . . .          5,000.00
          Auditors' fees . . . . . . . . . . . . . . .         15,000.00
          Listing fee - New York Stock Exchange  . . .         88,500.00
          Fees of rating agencies  . . . . . . . . . .         35,000.00
          Blue Sky counsel and filing fees . . . . . .          5,500.00
          Printing, including Form S-3, prospectus,
           exhibits, etc.  . . . . . . . . . . . . . .         20,000.00
          Miscellaneous expenses . . . . . . . . . . .         10,995.00
                                                             -----------

             Total Estimated Expenses  . . . . . . . .       $430,000.00
                                                             ===========

          ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Article Seventh of the Company's Restated Articles of
          Incorporation ("Articles") provides, in part, as follows:

            "The Corporation shall, to the full extent permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a director in connection with any such proceeding in advance of the final determination thereof upon receipt from such director of such undertakings for repayment as may be required by applicable law and a written affirmation by such director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person."

            The Company has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.

            Reference is made to Revised Code of Washington 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.

            Article IX of the Company's Bylaws contains an indemnification provision similar to that contained in the Articles and, in addition, provides in part as follows:

            "SECTION 2. LIABILITY INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is, or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington."

            Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

          Section 10.4 of each Declaration provides with respect to the Trust established thereby that:

               (a) (i)   The Company shall indemnify, to the full extent
            permitted by law, any Company Indemnified Person (as defined therein) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investi-gative (other than an action by or in the right of such Trust) by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Company Indemnified Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of such Trust, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               (ii) The Company shall indemnify, to the full extent
            permitted by law, any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such Trust to procure a judgment in its favor by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees and expenses) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such Trust and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Company Indemnified Person shall have been adjudged to be liable to such Trust unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

               (iii) To the extent that a Company Indemnified Person shall be successful on the merits or otherwise (including dismissal of an action without prejudice or the settlement of an action without admission of liability) in defense of any action, suit or proceeding referred to in paragraphs (i) and
            (ii) of Section 10.4(a), or in defense of any claim, issue or matter therein, he shall be indemnified, to the full extent permitted by law, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               (iv) Any indemnification under paragraphs (i) and (ii) of
            Section 10.4(a) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Company Indemnified Person is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (i) and
            (ii). Such determination shall be made (1) by the respective Regular Trustees by a majority vote of a quorum consisting of such Regular Trustees who were not parties to such action, suit or proceeding, (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Regular Trustees so directs, by independent legal counsel in a written opinion, or
            (3) by the holders of the Common Securities.

               (v) Expenses (including attorneys' fees and expenses) incurred by a Company Indemnified Person in defending civil, criminal, administrative or investigative action, suit or proceeding referred to in paragraphs (i) and (ii) of Section 10.4(a) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf such Company Indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to indemnified by the Company as authorized in Section 10.4(a). Notwithstanding the foregoing, no advance shall be made by the Company if a determination is reasonably and promptly made (i) by the Regular Trustees by a majority vote of a quorum of disinterested Regular Trustees, (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Regular Trustees so directs, by independent legal counsel in a written opinion or (iii) the Common Security holder of such Trust, that, based upon the facts known to the Regular Trustees, counsel or the Common Security holder at the time such determination is made, such Company Indemnified Person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of such Trust, or, with respect to any criminal proceeding, that such Company Indemnified Person believed or had reasonable cause to believe his conduct was unlawful. In no event shall any advance be made in instances where the Regular Trustees, independent legal counsel or holders of the Common Securities reasonably determine that such person deliberately breached his duty to such Trust or the holders of the Preferred Securities.

               (vi) The indemnification and advancement of expenses
            provided by, or granted pursuant to, the other paragraphs of
            Section 10.4(a) shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors of the Company or vote of holders of Preferred Securities or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. All rights to indemnification under Section 10.4(a) shall be deemed to be provided by a contract between the Company and each Company Indemnified Person who serves in such capacity at any time while Section 10.4(a) is in effect. Any repeal or modification of Section 10.4(a) shall not affect any rights or obligations then existing.

               (vii) The Company or such Trust may purchase and maintain insurance on behalf of any person who is or was a Company Indemnified Person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Section 10.4(a).

               (viii) For purposes of Section 10.4(a), references to the "Trust" shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a merger, consolidation, amalgamation or other business combination so that any person who is or was a director, trustee, officer or employee of such constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee or agent of another entity, shall stand in the same position under the provisions of Section 10.4(a) with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.

               (ix) The indemnification and advancement of expenses
            provided by, or granted pursuant to, Section 10.4(a) shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Company Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

               (b) The Company agrees to indemnify (i) the Institutional Trustee, (ii) the Delaware Trustee, (iii) any Affiliate (as defined in the respective Declaration) of the Institutional Trustee and the Delaware Trustee, and (iv) any officers, directors, shareholders, members, partners, employees, representatives, custodians, nominees or agents of the Institutional Trustee and the Delaware Trustee (each of the Persons in (i) through (iv) being referred to as a "Fiduciary Indemnified Person") for, and to hold each Fiduciary Indemnified Person harmless against, any and all loss, liability, damage, claim or expense including taxes (other than taxes based on the income of such Fiduciary Indemnified Person) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

                    The obligation to indemnify as set forth in each
            respective Section 10.4(b) shall survive the satisfaction and discharge of the Declarations.

          Section 8.2 of each Preferred Securities Guarantee provides with respect to the related Trust that:

               The Company agrees to indemnify each Indemnified Person (as defined therein) for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts thereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

               The obligation to indemnify as set forth in each respective
            Section 8.2 shall survive the termination of the Preferred Securities Guarantees.

          ITEM 16.  EXHIBITS.

                    Reference is made to the Exhibit Index on p. II-10 hereof.

          ITEM 17. UNDERTAKINGS.

            The undersigned registrants hereby undertake:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (6) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (7) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

            (8) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against either of the registrants by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 POWER OF ATTORNEY


            The Registrant hereby appoints each Agent for Service named in this Registration Statement as its attorney-in-fact to sign in their name and behalf, and to file with the Commission any and all amendments, including post-effective amendments, to this Registration Statement, and each director and/or officer of the Registrant whose signature appears below hereby appoints each such Agent for Service as his attorney-in-fact with like authority to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission, any and all such amendments.

                                      SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 18th day of November, 1996.

                                    THE WASHINGTON WATER POWER COMPANY

                                    By    /s/ Paul A. Redmond
                                      --------------------------------
                                             Paul A. Redmond
                              Chairman of the Board and Chief Executive Officer

            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                     Signature                  Title            Date
             -----------------------       --------------    ------------


            /s/ Paul A. Redmond
           -----------------------------   Principal       November 18, 1996
                  Paul A. Redmond          Executive
            (Chairman of the Board and     Officer
             Chief Executive Officer       and Director


            /s/ J.E. Eliassen
           -----------------------------   Principal       November 18, 1996
                   J.E. Eliassen           Financial and
              (Senior Vice President       Accounting
           and Chief Financial Officer)    Officer


            /s/ David A. Clack
           -----------------------------   Director        November 18, 1996
                  David A. Clack


            /s/ Duane B. Hagadone
           -----------------------------   Director        November 18, 1996
                 Duane B. Hagadone


            /s/ Eugene W. Meyer
           -----------------------------   Director        November 18, 1996
                   Eugene W. Meyer


            /s/ H. Nornam Schwarzkopf
           -----------------------------   Director        November 18, 1996
           General H. Norman Schwarzkopf


            /s/ B. Jean Silver
           -----------------------------   Director        November 18, 1996
                  B. Jean Silver


            /s/ Larry A. Stanley
           -----------------------------   Director        November 18, 1996
                 Larry A. Stanley


            /s/ R. John Taylor
           -----------------------------   Director        November 18, 1996
                  R. John Taylor

           ==================================================================

                                      SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, Washington Water Power Capital I, Washington Water Power Capital II and Washington Water Power Capital III certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 18th day of November, 1996.

               WASHINGTON WATER POWER CAPITAL I
               By:  THE WASHINGTON WATER POWER COMPANY, as Sponsor

               By:            /s/ Lawrence J. Pierce
                   -----------------------------------------------
                              Lawrence J. Pierce
                         Vice President and Treasurer


               WASHINGTON WATER POWER CAPITAL II
               By:  THE WASHINGTON WATER POWER COMPANY, as Sponsor

               By:            /s/ Lawrence J. Pierce
                   -----------------------------------------------
                              Lawrence J. Pierce
                         Vice President and Treasurer


               WASHINGTON WATER POWER CAPITAL III
               By:  THE WASHINGTON WATER POWER COMPANY, as Sponsor

               By:            /s/ Lawrence J. Pierce
                   -----------------------------------------------
                              Lawrence J. Pierce
                         Vice President and Treasurer

                                                          EXHIBIT 23(a)-1

                            INDEPENDENT AUDITORS' CONSENT


            We consent to the incorporation by reference in this Registration Statement of Washington Water Power Company on
          Form S-3 of our report dated January 26, 1996 (March 1, 1996, as to Note 15) appearing in and incorporated by reference in the Annual Report on Form 10-K of the Washington Water Power Company for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of ] this Registration Statement.


          /s/ Deloitte & Touche LLP
          DELOITTE & TOUCHE LLP

          Seattle, Washington
          November 18, 1996

                                 EXHIBIT INDEX

          Exhibit   Description
          -------   -----------

            1(a)    Form of Underwriting Agreement for offering of
                    Preferred Securities.
           *1(b)    Form of Underwriting Agreement for offering of
                    Subordinated Debt Securities.
          4(a)-1    Certificate of Trust of Washington Water Power
                    Capital I.
          4(a)-2    Certificate of Trust of Washington Water Power
                    Capital II.
          4(a)-3    Certificate of Trust of Washington Water Power
                    Capital III.
          4(a)-4    Declaration of Trust of Washington Water Power
                    Capital I.
          4(a)-5    Declaration of Trust of Washington Water Power
                    Capital II.
          4(a)-6    Declaration of Trust of Washington Water Power
                    Capital III.
          4(a)-7    Form of Amended and Restated Declaration of Trust
                    for Washington Water Power Capital I.
          4(a)-8    Form of Amended and Restated Declaration of Trust
                    for Washington Water Power Capital II.
          4(a)-9    Form of Amended and Restated Declaration of Trust
                    for Washington Water Power Capital III.
          4(a)-10   Form of Indenture between The Washington Water Power
                    Company and Wilmington Trust Company, as Trustee.
          4(a)-11   Form of Officer's Certificate to be used in connection
                    with the issuance of Subordinated Debt Securities and
                    Preferred Securities.
          4(a)-12   Form of Preferred Security (included in 4(a)-7, 4(a)-8
                    and 4(a)-9 above).
          4(a)-13   Form of Subordinated Debt Security (included in 4(a)-11
                    above).
          4(a)-14   Form of Preferred Securities Guarantee issued by The
                    Washington Water Power Company for the benefit of the
                    holders of Preferred Securities of Washington Water
                    Power Capital I.
          4(a)-15   Form of Preferred Securities Guarantee issued by The
                    Washington Water Power Company for the benefit of the
                    holders of Preferred Securities of Washington Water
                    Power Capital II.
          4(a)-16   Form of Preferred Securities Guarantee issued by The
                    Washington Water Power Company for the benefit of the
                    holders of Preferred Securities of Washington Water
                    Power Capital III.
          4(a)-17   Form of Agreement as to Expenses and Liabilities
                    between The Washington Water Power Company and
                    Washington Water Power Capital I.
          4(a)-18   Form of Agreement as to Expenses and Liabilities
                    between The Washington Water Power Company and
                    Washington Water Power Capital II.
          4(a)-19   Form of Agreement as to Expenses and Liabilities
                    between The Washington Water Power Company and
                    Washington Water Power Capital III.
            5(a)    Opinion and Consent of Paine, Hamblen, Coffin,
                    Brooke & Miller LLP.
            5(b)
          and 8(a)  Opinion and Consent of Reid & Priest LLP.
            5(c)    Opinion and Consent of Richards, Layton & Finger, P.A.
          **12      Computation of Ratio of Earnings to Fixed Charges of
                    The Washington Water Power Company (filed as Exhibit 12
                    to Form 10-Q for the quarter ended September 30, 1996
                    in File No. 1-3701).
          23(a)-1   Consent of Deloitte & Touche LLP (included on page II-9
                    hereof).
          23(a)-2   Consents of Paine, Hamblen, Coffin, Brooke & Miller
                    LLP, Reid & Priest LLP and Richards, Layton & Finger,
                    P.A. are contained in Exhibits 5(a), 5(b) and 5(c),
                    respectively.
            24      Power of Attorney (included on page II-7 hereof).
          25(a)-1   Statement of Eligibility under the Trust Indenture Act
                    of 1939, as amended, of Wilmington Trust Company, as Debt Trustee under the Indenture.
          25(a)-2   Statement of Eligibility under the Trust Indenture Act
                    of 1939, as amended, of Wilmington Trust Company, as Institutional Trustee under the Amended and Restated
                    Declaration of Trust of Washington Water Power Capital I.
          25(a)-3   Statement of Eligibility under the Trust Indenture Act
                    of 1939, as amended, of Wilmington Trust Company, as Institutional Trustee under the Amended and Restated
                    Declaration of Trust of Washington Water Power Capital II.
          25(a)-4   Statement of Eligibility under the Trust Indenture Act
                    of 1939, as amended, of Wilmington Trust Company, as Institutional Trustee under the Amended and Restated
                    Declaration of Trust of Washington Water Power Capital III.
          25(a)-5   Statement of Eligibility under the Trust Indenture Act
                    of 1939, as amended, of Wilmington Trust Company, as Preferred Securities Guarantee Trustee under the
                    Preferred Securities Guarantee of Washington Water
                    Power Company for the benefit of the holders of Preferred Securities of Washington Water Power Capital I.
          25(a)-6   Statement of Eligibility under the Trust Indenture Act
                    of 1939, as amended, of Wilmington Trust Company, as Preferred Securities Guarantee Trustee under the
                    Preferred Securities Guarantee of Washington Water
                    Power Company for the benefit of the holders of Preferred Securities of Washington Water Power Capital II.
          25(a)-7   Statement of Eligibility under the Trust Indenture Act
                    of 1939, as amended, of Wilmington Trust Company, as Preferred Securities Guarantee Trustee under the
                    Preferred Securities Guarantee of Washington Water
                    Power Company for the benefit of the holders of Preferred Securities of Washington Water Power Capital III.

          --------------
          *    To be filed subsequently as an exhibit to a report on Form 8-K.
          **   Incorporated by reference herein.